UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to § 240.14a-12

Biodel Inc.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Notice of Annual Meeting of Stockholders
GENERAL INFORMATION
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
AGENDA ITEM 1: ELECTION OF DIRECTORS
CORPORATE GOVERNANCE
DIRECTOR COMPENSATION
EXECUTIVE COMPENSATION
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
POLICIES AND PROCEDURES FOR RELATED PERSON TRANSACTIONS
AUDIT COMMITTEE REPORT
AGENDA ITEM 2: ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
AGENDA ITEM 3: ADVISORY VOTE ON FREQUENCY OF ADVISORY VOTE ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
AGENDA ITEM 4: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
STOCKHOLDER PROPOSALS FOR THE ANNUAL MEETING IN 2012
HOUSEHOLDING OF ANNUAL MEETING MATERIALS
OTHER MATTERS
GENERAL

100 Saw Mill Road
Danbury, Connecticut 06810

January 27, 2011

Dear Stockholder:

You are cordially invited to attend the 2011 Annual Meeting of Stockholders of Biodel Inc., which will be held at 9:00 a.m., local time, on Tuesday, March 1, 2011, at our corporate headquarters at 100 Saw Mill Road, Danbury, Connecticut 06810. The Notice of Annual Meeting and Proxy Statement that accompany this letter describe the matters to be voted on at the Annual Meeting. We hope you will be able to attend and participate in the Annual Meeting.

Whether or not you plan to attend, it is important that your shares be represented and voted at the Annual Meeting. If you are a stockholder of record, you may vote your shares by proxy card. If you are a beneficial owner, you may vote your shares by telephone, over the Internet or by proxy card.

On behalf of your Board of Directors, I would like to thank you for your continued support and interest in Biodel Inc.

Sincerely,

Errol De Souza
President and Chief Executive Officer

BIODEL INC.
100 SAW MILL ROAD
DANBURY, CONNECTICUT 06810

Notice of Annual Meeting of Stockholders
to be held on March 1, 2011 at 9:00 a.m.

The 2011 Annual Meeting of Stockholders of Biodel Inc. will be held on Tuesday, March 1, 2011, at 9:00 a.m., local time, at the corporate headquarters of Biodel Inc., 100 Saw Mill Road, Danbury, Connecticut 06810. The Annual Meeting has been called for the following purposes:

a. To elect three Class I directors for a term of three years;

b. To hold an advisory vote on the compensation of our named executive officers as described in the accompanying proxy statement;

c. To hold an advisory vote on how frequently (every one, two or three years) you prefer we conduct an advisory vote of stockholders on the compensation of our named executive officers;

d. To ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2011; and

e. To transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

Important Notice Regarding the Availability of Proxy Materials for the Annual
Meeting of Stockholders to be Held on March 1, 2011:

This proxy statement, a sample of the form of proxy card sent or given to stockholders by Biodel Inc.
and the 2010 Annual Report to Stockholders are available at www.biodel.com.

Only stockholders of record at the close of business on January 24, 2011 will be entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof.

Your vote is very important to us. Whether or not you plan to attend the Annual Meeting in person, your shares should be represented and voted. To vote without attending the Annual Meeting, you should complete, sign, date and promptly return the enclosed proxy card in the postage-paid envelope that we have included for your convenience. Alternatively, if you are a beneficial owner, you may vote through the Internet or by telephone as indicated in the instructions enclosed with your proxy card. No postage is required if you mail your proxy in the United States. Even if you plan to attend the Annual Meeting, we would appreciate receiving your voting instructions before that date. Submitting the proxy before the Annual Meeting will not preclude you from voting in person at the Annual Meeting if you should decide to attend.

We are first sending the Notice of Annual Meeting, this Proxy Statement, the enclosed proxy card and our Annual Report to Stockholders for the fiscal year ended September 30, 2010 to our stockholders on or about January 27, 2011.

All stockholders are invited to attend the Annual Meeting. No ticket is required for admittance. If you have any questions regarding this Notice of Annual Meeting or if you have special needs which require assistance, please call us at (203) 796-5000, and we will be happy to assist you.

By Order of the Board of Directors,

Paul S. Bavier
Secretary

Danbury, Connecticut
January 27, 2011

Our 2010 Annual Report accompanies this Proxy Statement.

BIODEL INC.
100 SAW MILL ROAD
DANBURY, CONNECTICUT 06810

Annual Meeting of Stockholders
to be held on March 1, 2011 at 9:00 a.m.

PROXY STATEMENT

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation by the board of directors of Biodel Inc., also referred to in this Proxy Statement as the “Company,” “Biodel,” “we” or “us,” of proxies to be voted at our 2011 Annual Meeting of Stockholders, or the Annual Meeting, to be held on Tuesday, March 1, 2011 at our corporate headquarters at 100 Saw Mill Road, Danbury, Connecticut 06810 at 9:00 a.m., local time, and at any adjournment or adjournments thereof. Stockholders of record of our common stock, $.01 par value per share, as of the close of business on January 24, 2011, will be entitled to notice of and to vote at the Annual Meeting and any adjournment or adjournments thereof. As of that date, there were 26,433,982 shares of our common stock issued and outstanding and entitled to vote. Each share of common stock is entitled to one vote on any matter presented at the Annual Meeting.

If proxies in the accompanying form are properly executed and returned, the shares of common stock represented thereby will be voted in the manner specified therein. If not otherwise specified, the shares of common stock represented by the proxies will be voted: (i) FOR, as applicable, the election of the three nominees named below as directors; (ii) FOR the advisory vote on the compensation of our named executive officers; (iii) FOR the advisory vote on the compensation of our named executive officers to be held every THREE YEARS; (iv) FOR the ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2011; and (v) in the discretion of the persons named in the enclosed form of proxy, on any other proposals which may properly come before the Annual Meeting or any adjournment or adjournments thereof. Any stockholder who has submitted a proxy may revoke it at any time before it is voted by written notice addressed to and received by our corporate secretary, by submitting a duly executed proxy bearing a later date, or by electing to vote in person at the Annual Meeting. The mere presence at the Annual Meeting of the person appointing a proxy does not, however, revoke the appointment.

Voting Procedures

Q:	What shares owned by me may be voted?

A:	You may only vote the shares of our common stock owned by you as of the close of business on January 24, 2011, which is the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting. These shares include the following:

• shares of common stock held directly in your name as the stockholder of record; and

• shares of common stock held for you, as the beneficial owner, through a broker, bank or other nominee.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	Most of our stockholders hold their shares through a broker, bank or other nominee, rather than directly in their own names. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

If your shares are registered directly in your name with our transfer agent, Continental Stock Transfer & Trust Company, you are considered, with respect to those shares, the stockholder of record, and these proxy materials are being sent directly to you on our behalf. As the stockholder of record, you have the right to grant your voting proxy to the persons specified on the enclosed proxy card or to vote in person at the Annual Meeting. The persons named in the proxy card will vote the shares you own in accordance with your instructions on the proxy card you mail. If you return the card, but do not give any instructions on a particular matter described in this Proxy Statement, the persons named in the proxy card will vote the shares you own in accordance with the recommendations of our board of directors. We have enclosed a proxy card for you to use.

If your shares are held in a brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and the proxy materials are being sent to you by your broker or nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker or nominee how to vote. You are also invited to attend the Annual Meeting, but since you are not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you receive a proxy from your broker or nominee. Your broker or nominee has enclosed a voting instruction card for you to use. If you wish to attend the Annual Meeting and vote in person, please mark the box on the voting instruction card received from your broker or nominee and return it to the broker or nominee so that you receive a legal proxy to present at the Annual Meeting.

Q:	How may I vote my shares at the Annual Meeting?

A:	You may vote shares held directly in your name as the stockholder of record in person at the Annual Meeting. If you choose to vote in person at the Annual Meeting, please bring the enclosed proxy card and proof of identification with you to the Annual Meeting. You may vote shares that you beneficially own if you receive and present at the Annual Meeting a proxy from your broker or nominee, together with proof of identification. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy as described below so that your vote will be counted if you later decide not to attend the Annual Meeting.

Q:	How may I vote my shares without attending the Annual Meeting?

A:	Whether you hold shares directly as the stockholder of record or as the beneficial owner in street name, you may direct your vote without attending the Annual Meeting. You may vote by granting a proxy or, for shares held in street name, by submitting voting instructions to your broker or nominee. Whether you are a stockholder of record or a beneficial owner, you may vote without attending the Annual Meeting by marking, dating and signing your proxy card and mailing in the enclosed, self-addressed, postage prepaid envelope. No postage is required if the proxy is mailed in the United States. In addition, beneficial owners may vote without attending the Annual Meeting as follows:

• By Internet — If you have Internet access, you may submit your proxy from any location in the world by following the “Internet Voting” instructions enclosed with your proxy card.

• By Telephone — You may submit your proxy by following the “Telephone Voting” instructions enclosed with your proxy card.

Shares of common stock that are represented by a properly executed proxy, if such proxy is received in time and not revoked, will be voted at the Annual Meeting according to the instructions indicated in the proxy. If no instructions are indicated, the shares will be voted FOR approval of the proposals listed on the proxy card. Discretionary authority is provided in the proxy as to any matters not specifically referred to in the proxy. Our board of directors is not aware of any other matters that are likely to be brought before the Annual Meeting. If other matters are properly brought before the Annual Meeting, including a proposal to adjourn the Annual Meeting to permit the solicitation of additional proxies in the event that one or more proposals have not been approved by a sufficient number of votes at the time of the Annual Meeting, the persons named in the enclosed proxy will vote on such matters in their own discretion.

If you are a beneficial owner of common stock, please refer to the voting instruction card included by your broker or nominee for applicable voting procedures.

Q:	How may I revoke a proxy or an Internet or telephone vote?

A:	A stockholder executing a proxy card may revoke the proxy at any time before it is exercised by giving written notice revoking the proxy to our corporate secretary, by subsequently filing another proxy bearing a later date, or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not automatically revoke a stockholder’s prior proxy. All written notices of revocation or other communications with respect to revocation of proxies should be addressed to Biodel Inc., 100 Saw Mill Road, Danbury, Connecticut 06810, attention: corporate secretary. If you own your shares in street name your bank or brokerage firm should provide you with appropriate instructions for changing your vote.

Q:	How does our board of directors recommend that I vote on the proposal to elect the nominees to our board of directors?

A:	Our board of directors unanimously recommends that stockholders vote FOR this proposal at the Annual Meeting.

Q:	How does our board of directors recommend that I vote on the advisory vote on the compensation of our named executive officers?

A:	Our board of directors unanimously recommends that stockholders vote FOR this proposal at the Annual Meeting.

Q:	How does our board of directors recommend that I vote on the advisory vote on the frequency of the advisory vote on the compensation of our named executive officers.

A:	Our board of directors unanimously recommends that stockholders vote to hold an advisory vote on executive compensation every THREE YEARS.

Q:	How does our board of directors recommend that I vote on the proposal to ratify the appointment of BDO USA, LLP as our registered independent public accounting firm for the fiscal year ending September 30, 2011?

A:	Our board of directors unanimously recommends that stockholders vote FOR this proposal at the Annual Meeting.

Q:	What is the quorum required for the Annual Meeting?

A:	Holders of record of the common stock on January 24, 2011 are entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement of the Annual Meeting. As of the record date, 26,433,982 shares of common stock were outstanding. The presence, in person, by remote communication, if applicable, or by proxy duly authorized, of the holders of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting will constitute a quorum for the transaction of business at the Annual Meeting. Shares of our common stock represented in person or by proxy, including broker non-votes and shares that abstain or do not vote with respect to one or more of the matters to be voted upon, will be counted for the purpose of determining whether a quorum exists.

Q:	How are votes counted?

A:	Each holder of common stock is entitled to one vote at the Annual Meeting on each matter to come before the Annual Meeting, including the election of directors, for each share held by such stockholder as of the record date. Votes cast in person at the Annual Meeting or by proxy, Internet vote or telephone vote will be tabulated by the inspector of election appointed for the Annual Meeting, who will determine whether a quorum is present.

Q:	What vote is required on the proposal to elect the nominees to our board of directors?

A:	Individual director nominees are elected by a plurality of the votes of the shares present in person, by remote communication, if applicable, or represented by proxy at the Annual Meeting and entitled to vote generally on the election of directors. Accordingly, the directorships to be filled at the Annual Meeting will be filled by the nominees receiving the highest number of votes. In the election of directors, votes may be cast for or withheld with respect to any or all nominees. Abstentions and broker non-votes will have no effect on the outcome of this proposal.

Q:	What vote is required for the advisory vote on the compensation of our named executive officers?

A:	The compensation of our named executive officers will be ratified if we receive the affirmative vote of a majority of shares present in person, by remote communication, if applicable, or represented by proxy at the Annual Meeting and entitled to vote generally. Abstentions and broker non-votes will have no effect on the outcome of this proposal.

Q:	What vote is required to determine the frequency of the advisory vote on the compensation of our named executive officers?

A:	The number of years for the frequency of the advisory vote on compensation of our named executive officers that receives the highest number of votes of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote will be the frequency that stockholders approve. Abstentions and broker non-votes will have no effect on the outcome of this proposal.

Q:	What vote is required to ratify the appointment of BDO USA, LLP as our independent registered public accounting firm?

A:	The appointment of BDO USA, LLP as our independent registered public accounting firm will be ratified if we receive the affirmative vote of a majority of shares present in person, by remote communication, if applicable, or represented by proxy at the Annual Meeting and entitled to vote generally. Abstentions and broker non-votes will have no effect on the outcome of this proposal.

Q:	What does it mean if I receive more than one proxy or voting instruction card?

A:	This means your shares are registered differently or are in more than one account. Please provide voting instructions for all proxy and voting instruction cards you receive.

Q:	Where can I find the voting results of the Annual Meeting?

A:	We will announce preliminary voting results at the Annual Meeting and publish final results in a current report on Form 8-K within four business days of the Annual Meeting.

Q:	Is my vote confidential?

A:	Proxy cards, ballots and voting tabulations that identify individual stockholders are mailed or returned to us and handled in a manner intended to protect your voting privacy. Your vote will not be disclosed except: (1) as needed to permit us to tabulate and certify the vote; (2) as required by law; or (3) in limited circumstances, such as a proxy contest in opposition to the director candidates nominated by our board of directors. In addition, all comments written on the proxy card or elsewhere will be forwarded to management, but your identity will be kept confidential unless you ask that your name be disclosed.

Annual Report to Stockholders

A copy of our annual report to stockholders for the fiscal year ended September 30, 2010, which contains our financial statements, accompanies this Proxy Statement. We have filed an annual report on Form 10-K for fiscal year 2010 with the Securities and Exchange Commission, or the SEC, which forms a part of the 2010 annual report to stockholders. Stockholders separately may obtain, free of charge, a copy of the 2010 Form 10-K, without exhibits, by writing to Biodel Inc., 100 Saw Mill Road, Danbury, Connecticut 06810, attention: corporate secretary. The annual report on Form 10-K is also available through our website at www.biodel.com. The annual report to stockholders and the 2010 Form 10-K are not proxy soliciting materials.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of our capital stock as of December 31, 2010 by the following: (a) each person known by us to be the beneficial owner of 5% or more of any class of our voting securities; (b) each of our directors and named executive officers; and (c) all of our directors and executive officers as a group.

There were 26,443,982 shares of common stock outstanding as of December 31, 2010. For purposes of the table below, we deem shares of common stock subject to options or warrants that are currently exercisable or exercisable within 60 days of December 31, 2010 to be outstanding and to be beneficially owned by the person holding the options or warrants for the purpose of computing the percentage ownership of that person, but we do not treat them as outstanding for the purpose of computing the percentage ownership of any other person. Except as otherwise noted, the persons or entities in this table have sole voting and investing power with respect to all of the shares of common stock beneficially owned by them, subject to community property laws, where applicable.

Unless otherwise indicated, the address for each of the stockholders in the table below is c/o Biodel Inc., 100 Saw Mill Road, Danbury, Connecticut 06810.

	Amount and Nature of		Percent of
Name of Beneficial Owner	Beneficial Ownership		Class (%)

Donald Casey	15,583	(1)	*
Dr. Errol De Souza	—		—
Dr. Barry Ginsberg	67,367	(2)	*
Dr. Ira Lieberman	103,550	(3)	*
Dr. Daniel Lorber	115,803	(4)	*
Dr. Brian J.G. Pereira	94,544	(5)	*
Dr. Charles Sanders	117,969	(6)	*
Dr. Solomon S. Steiner	4,372,563	(7)	16.3
J. Arthur Urciuoli	28,333	(8)	*
Paul S. Bavier	88,280	(9)	*
Dr. Alan Krasner	94,928	(10)	*
Gerard J. Michel	157,734	(11)	*
Erik Steiner	378,570	(12)	1.4
All current executive officers and directors as a group (13 individuals)	5,635,224	(13)	20.34

*	Less than one percent.

(1)	Includes options to purchase 14,583 shares of our common stock which are exercisable within 60 days of December 31, 2010.

(2)	Includes options to purchase 61,667 shares of our common stock which are exercisable within 60 days of December 31, 2010.

(3)	Consists of options to purchase 103,550 shares of our common stock which are exercisable within 60 days of December 31, 2010.

(4)	Includes options to purchase 112,615 shares of our common stock which are exercisable within 60 days of December 31, 2010.

(5)	Includes options to purchase 64,544 shares of our common stock which are exercisable within 60 days of December 31, 2010.

(6)	Includes options to purchase 112,810 shares of our common stock which are exercisable within 60 days of December 31, 2010.

(7)	Consists of (i) 3,986,899 shares of our common stock owned by Steiner Ventures LLC, or SV, of which Dr. Steiner is the sole managing member and (ii) options to purchase 385,664 shares of our common stock which are exercisable within 60 days of December 31, 2010. Dr. Steiner and his wife jointly own 52% of SV with the balance split equally among their four adult children, including Erik Steiner. Dr. Steiner disclaims beneficial ownership of the shares held by SV, except to the extent of his pecuniary interest therein. The address for SV is 24 Old Wagon Road, Mt. Kisco, New York 10549.

(8)	Consists of (i) 20,000 shares of our common stock owned by ArcherGroup Investments, Ltd., of which Mr. Urciuoli is the chairman and (ii) options to purchase 8,333 shares of our common stock which are exercisable within 60 days of December 31, 2010.

(9)	Includes options to purchase 65,284 shares of our common stock which are exercisable within 60 days of December 31, 2010.

(10)	Includes options to purchase 91,828 shares of our common stock which are exercisable within 60 days of December 31, 2010.

(11)	Includes options to purchase 134,209 shares of our common stock which are exercisable within 60 days of December 31, 2010.

(12)	Includes options to purchase 115,550 shares of our common stock which are exercisable within 60 days of December 31, 2010.

(13)	Includes options to purchase 1,270,637 shares of our common stock which are exercisable within 60 days of December 31, 2010.

AGENDA ITEM 1:

ELECTION OF DIRECTORS

Nominees for Election as Directors

Our board of directors is divided into three classes, with one class being elected each year and members of each class holding office for a three-year term. At the Annual Meeting, Class I Directors will stand for election. Our board of directors is authorized to have, and we currently have, nine members.

Our board of directors has nominated Dr. Errol B. De Souza, Mr. Donald Casey and Dr. Barry Ginsberg as nominees for election as Class I Directors, each for terms expiring at our 2014 annual meeting of stockholders or until their respective successors are elected and qualified. Each of the nominees is currently serving as a director.

The nominees have indicated that they are willing and able to serve as directors if elected. If any of such nominees should become unable or unwilling to serve, the proxies intend to vote for the replacement or replacements selected by the nominating and governance committee of our board of directors. None of our directors are related to any other director or to any of our executive officers, other than as noted below.

Information About the Directors

The following table sets forth our directors and their respective ages and positions as of December 31, 2010:

Name	Age	Position

Dr. Errol De Souza	57	President and Chief Executive Officer
Donald Casey(1)(2)	50	Director
Dr. Barry Ginsberg(2)	65	Director
Dr. Ira W. Lieberman(2)(3)	67	Director
Dr. Daniel Lorber(1)	63	Director
Dr. Brian J.G. Pereira(1)(3)	52	Lead Director
Dr. Charles Sanders(1)(2)	78	Chairman
Dr. Solomon Steiner	73	Director
J. Arthur Urciuoli(3)	73	Director

(1)	Member of the compensation committee.

(2)	Member of the nominating and governance committee.

(3)	Member of the audit committee.

Dr. Errol De Souza joined our management and board of directors in March 2010. Dr. De Souza has nearly two decades of experience in the biopharmaceutical industry. From March 2009 until March 2010, Dr. De Souza was a pharmaceutical and biotechnology consultant. From April 2003 to January 2009, Dr. De Souza was president and chief executive officer of Archemix Corporation, a privately-held biopharmaceutical company focused on aptamer therapeutics. From September 2002 to March 2003, he was president, chief executive officer and a director of Synaptic Pharmaceuticals Corporation, a publicly traded biopharmaceutical company that was acquired by H. Lundbeck A/S in March 2003. Dr. De Souza is a member of the board of directors of Bionomics Ltd. and Targacept, Inc., both publicly traded companies. He has previously served on the board of directors of IDEXX Laboratories and Palatin Technologies, Inc., two publicly traded companies. Dr. De Souza received his B.A. (Honors) in physiology and his Ph.D. in neuroendocrinology from the University of Toronto and he received his postdoctoral fellowship in neuroscience from The Johns Hopkins University School of Medicine. We believe Dr. De Souza’s qualifications to sit on our board of directors include his extensive experience with pharmaceutical companies, and his years of experience providing services to pharmaceutical and biotechnology organizations, including evaluating business plans involving clinical trials.

Donald Casey has been a member of our board of directors since June 2010. Mr. Casey has been the Chief Executive Officer and Director of Gary and Mary West Wireless Health Institute since March 2010. Mr. Casey has 25 years of global healthcare experience, as well as an outstanding track record in identifying and commercializing medical innovations. Previously, Mr. Casey served as Worldwide Chairman of Comprehensive Care at Johnson & Johnson since January 2008 and served as its Group Chairman of Diabetes franchise, where he oversaw its cardiovascular, diagnostic, diabetes and vision care franchises around the world. Mr. Casey began his career with Johnson & Johnson in 1985, advancing into executive positions throughout its consumer, pharmaceutical and medical device franchises. Mr. Casey holds an M.B.A. and bachelor’s degree in business administration from the University of Notre Dame. We believe Mr. Casey’s extensive experience in the pharmaceutical and biotechnology industries provides valuable background and insight to our board of directors.

Dr. Barry Ginsberg has been a member of our board of directors since June 2008. Dr. Ginsberg is the Chief Executive Officer of Diabetes Technology Consultants where he advises Fortune 500 companies in the field of diabetes. Prior to Diabetes Technology Consultants, Dr. Ginsberg served as Vice President of Worldwide Medical Affairs in the Diabetes HealthCare Division at Becton Dickinson during his 17 year tenure. Dr. Ginsberg currently serves on the board of directors of D-Medical Industries, Ltd., a publicly traded medical device company. He also serves as Chairman of the Scientific Advisory Boards at Agamatrix and Therafuse, and is a Scientific Advisory Board Member at Covidien, Metacure, Glucolight and Becton Dickinson Diabetes HealthCare. While a Professor of Medicine at the University of Iowa from 1977 to 1990, he was a Principal Investigator of the prestigious Diabetes Control and Complications Trial. We believe Dr. Ginsberg’s extensive experience in the pharmaceutical, biotechnology and healthcare industries provides valuable background and insight to our board of directors.

Dr. Ira W. Lieberman has been a member of our board of directors since December 2004. Since October 2004, Dr. Lieberman has served as President and Chief Executive Officer of LIPAM International, Inc., an advisory and investment firm, which performs advisory and consulting work for the World Bank, client governments, and private sector clients. From July 2003 to October 2004, Dr. Lieberman served as a Senior Economic Advisor to George Soros for the Open Society Institute, a grant making foundation. From February 1993 to July 2004, Dr. Lieberman served in several positions for the World Bank. Dr. Lieberman received an MBA from Columbia University and a Ph.D. from Oxford University. We believe Dr. Lieberman’s qualifications to sit on our board of directors include his many years of providing economic and financial advisory services and the breadth of his business experience with private companies across numerous industries.

Dr. Daniel Lorber has been a member of our board of directors since December 2004 and since October 2004, a member of our scientific advisory board. Since 1981, Dr. Lorber has served as the medical director of the Diabetes Control Foundation, Diabetes Care and Information Center in Flushing, New York and since 1991, as the director of endocrinology at The New York Hospital Medical Center of Queens. Dr. Lorber is also an attending physician in endocrinology and general internal medicine at the New York Hospital Medical Center of Queens. Since 1994, Dr. Lorber has served as a clinical associate professor of medicine at Weill Medical College of Cornell University. Dr. Lorber also serves as a consultant in medical, dental and podiatric liability litigation and to the insurance industry on care standards for diabetes mellitus. Dr. Lorber received an M.D. from the Albert Einstein College of Medicine and completed a fellowship in endocrinology at the Vanderbilt University Medical Center. We believe Dr. Lorber’s extensive experience as a physician treating diabetes provides valuable background and insight to our board of directors.

Dr. Brian J.G. Pereira has been a member of our board of directors since November 2007. Dr. Pereira has served as Chief Executive Officer of AMAG Pharmaceuticals, Inc., a biopharmaceutical company, since November 2006 and as President of AMAG Pharmaceuticals since November 2005. Dr. Pereira has served as a director of AMAG Pharmaceuticals since July 2004. Dr. Pereira served as President and Chief Executive Officer of the New England Health Care Foundation, a physician’s group at Tufts-New England Medical Center from October 2001 to November 2005, and held various other positions at Tufts-New England Medical Center from 1993 to 2001. He is a Professor of Medicine at Tufts University School of Medicine and at the Sackler School of Biomedical Sciences of Tufts University. Dr. Pereira served as President of the National Kidney Foundation from 2002 to 2004, and has served on the editorial board of twelve scientific journals. He also served as a director of Tengion, Inc., a regenerative medicine company, from 2008 to 2010, and Satellite Health Care, Inc., a kidney dialysis services provider, from 2000 to 2010. Dr. Pereira is the Chairman of the Board of the Harvard-MIT Biomedical Enterprise Program. He is a graduate of St. John’s Medical College, Bangalore, India and has an MBA from the Kellogg Business School, Northwestern University.  We believe Dr. Pereira’s qualifications to sit on our board of directors include his extensive experience with pharmaceutical companies, and his years of experience providing services to pharmaceutical and biotechnology organizations, including evaluating business plans involving clinical trials.

Dr. Charles Sanders has been a member of our board of directors since August 2006. Since 1995, Dr. Sanders has served on numerous boards and continues to chair the boards of Project Hope and the Foundation for the National Institutes of Health. From July 1989 to July 1994, Dr. Sanders served as Chief Executive Officer of Glaxo Inc., a pharmaceutical company, and from 1992 until his retirement in 1995, served as the Chairman of the Board of Glaxo Inc. Previously Dr. Sanders was general director of Massachusetts General Hospital and professor of medicine at Harvard Medical School. Dr. Sanders received an M.D. from Southwestern Medical College of the University of Texas. Dr. Sanders serves on the boards of directors of Icagen, Inc., a biopharmaceutical company, Cephalon, Inc., a biopharmaceutical company, and BioCryst Pharmaceuticals, Inc., a biopharmaceutical company. He has previously served on the board of directors of Vertex Pharmaceuticals Incorporated, a biotechnology company. We believe Dr. Sanders’ qualifications to sit on our board of directors include his extensive experience with pharmaceutical companies, and his years of experience providing services to pharmaceutical and biotechnology organizations, including evaluating business plans involving clinical trials. Dr. Sanders is currently taking a leave of absence from our board of directors due to medical reasons. During Dr. Sanders’ leave of absence, Dr. Brian J.G. Pereira is serving as our Lead Director.

Dr. Solomon S. Steiner co-founded our company and served in various positions, including Chairman, President, Chief Executive Officer and Chief Scientific Officer from our inception in December 2003 until December 2010. In 1991, Dr. Steiner founded Pharmaceutical Discovery Corporation, or PDC, a biopharmaceutical corporation. Dr. Steiner served as PDC’s Chief Executive Officer and Chairman of the board of directors from its inception until December 2001, when PDC was merged with two other companies to form MannKind Corporation. From December 2001 to February 2003, Dr. Steiner served on MannKind’s board of directors and as a Corporate Vice President and Chief Scientific Officer. In 1985, Dr. Steiner founded and was the President & CEO of Clinical Technologies Associates, Inc., or CTAI, now known as Emisphere Technologies, Inc. Under his leadership CTAI went public in February of 1989. Dr. Steiner is an inventor of Emisphere’s oral delivery system for peptides and mucopolysaccharides. Dr. Steiner is currently an adjunct full professor at New York Medical College and research full professor of psychiatry and neurology at New York University School of Medicine. Dr. Steiner received a Ph.D. from New York University. Dr. Steiner is Erik Steiner’s father. We believe Dr. Steiner’s extensive experience in the pharmaceutical, biotechnology and healthcare industries provides valuable background and insight to our board of directors.

J. Arthur Urciuoli has been a member of our board of directors since September 2010. Mr. Urciuoli has been Chairman of ArcherGroup, a provider of private investment and consulting services, since 1999. Mr. Urciuoli was recently elected to the board of Kroll Bond Rating Agency. Mr. Urciuoli served with Merrill Lynch & Company, Inc. from 1969 to 1999. He was Chairman of Merrill Lynch’s International Private Client Group and was responsible for strategic development and acquisitions from 1997 to 1999. He was Director of the Marketing Group of Merrill Lynch Private Client Group from 1993 to 1997. He also served as Chairman of the Mutual Fund Forum/ Forum for Investor Advice from 1997 to 1998 and as Chairman of the Sales and Marketing Committee of the Securities Industry Association from 1986 to 1989. Mr. Urciuoli is an advisory director of Family Capital Growth Partners L.P. Mr. Urciuoli’s qualifications to sit on our board of directors include his financial expertise and his years of experience providing strategic advisory services to diverse companies.

Our board of directors unanimously recommends a vote FOR the election of each of the nominees to serve as directors.

CORPORATE GOVERNANCE

Our board of directors believes that good corporate governance is important to ensure that we are managed for the long-term benefit of our stockholders. This section describes the key corporate governance guidelines and practices that we have adopted. The charters governing the audit committee, the compensation committee, the nominating and governance committee, the code of business conduct and ethics, as well as our corporate governance guidelines, are posted on the corporate governance page of our website at www.biodel.com. You may also obtain a copy of any of these documents without charge by writing to Biodel Inc., 100 Saw Mill Road, Danbury, Connecticut 06810, attention: corporate secretary.

Corporate Governance Guidelines

Our board of directors has adopted corporate governance guidelines to assist in the exercise of its duties and responsibilities and to serve our best interests and those of our stockholders. These guidelines, which provide a framework for the conduct of our board of directors’ business, provide that:

•	our board of directors’ principal responsibility is to oversee our management;

•	a majority of the members of our board of directors shall be independent directors as defined by NASDAQ listing standards and applicable SEC rules;

•	the independent members of our board of directors regularly meet in executive session; and

•	we adopt written corporate governance guidelines and a written code of business conduct and ethics for all of our officers, employees and directors.

Board Meetings and Attendance

Our board of directors held nine meetings during fiscal year 2010, which ended on September 30, 2010. During fiscal year 2010, each director attended at least 75% of the aggregate of the total number of meetings of our board of directors and the total number of meetings held by each committee of our board of directors on which such director served during the period for which such director served.

Board Leadership Structure and Board’s Role in Risk Oversight

The positions of our chairman of the board and chief executive officer were separated beginning in March 2010. Separating these positions allows our chief executive officer to focus on our day-to-day business, while allowing the chairman of the board to lead the board of directors in its fundamental role of providing advice to and independent oversight of management. Our board of directors recognizes the time, effort and energy that the chief executive officer must devote to his position in the current business environment, as well as the commitment required to serve as our chairman, particularly as the board of directors’ oversight responsibilities continue to grow. Our board of directors also believes that this structure ensures a greater role for the independent directors in the oversight of our company and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of our board of directors. Our board of directors believes its administration of its risk oversight function has not affected its leadership structure.

Although our bylaws do not require our chairman and chief executive officer positions to be separate, our board of directors believes that having separate positions is the appropriate leadership structure for us at this time and demonstrates our commitment to good corporate governance.

Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. Our board of directors is actively involved in oversight of risks that could affect us. This oversight is conducted primarily by our full board of directors, which has responsibility for general oversight of risks.

Our board of directors satisfies this responsibility through full reports by each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within our company. Our board of directors believes that full and open communication between management and the board of directors is essential for effective risk management and oversight.

Board Determination of Independence

Under applicable NASDAQ rules, a director will only qualify as an “independent director” if, in the opinion of our board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Our board of directors has determined that none of Drs. Ginsberg, Lieberman, Lorber, Pereira, or Sanders and Messrs. Casey or Urciuoli, who comprise our audit, compensation and nominating and governance committees, has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under Rule 5605(a)(2) of the NASDAQ Marketplace Rules.

Director Attendance at Annual Meeting of Stockholders

Resolutions adopted by our board of directors provide that directors are expected to attend the Annual Meeting.

Board Committees

Our board of directors has established three standing committees — audit, compensation and nominating and governance — each of which operates under a charter that has been approved by our board of directors. Our board of directors has determined that all of the members of each of the board of directors’ three standing committees are independent as defined under the rules of the NASDAQ Stock Market, including, in the case of all members of the audit committee, the independence requirements contemplated by Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

Audit Committee

Our audit committee consists of Dr. Lieberman, the chair of the committee, Dr. Pereira and Mr. Urciuoli. The committee’s responsibilities include:

•	selecting our independent registered public accounting firm for each fiscal year, confirming and assuring their independence, and approving the fees and other compensation to be paid to them;

•	annually reviewing and discussing with the independent registered public accounting firm all significant relationships which affect their independence;

•	overseeing the work of the independent registered public accounting firm (including resolving disagreements between them and management regarding financial reporting) for the purpose of preparing or issuing an audit report, auditing our internal controls over financial reporting or related work;

•	approving all audit and non-audit services provided by the independent registered public accounting firm (or subsequently recommending to our board of directors for approval additional audit and/or non-audit services in those circumstances where a subsequent approval is necessary and permissible);

•	discussing with the independent registered public accounting firm the financial statements and audit findings, including any significant adjustments, management judgments and accounting estimates, significant new accounting policies and disagreements with management, and all matters required to be discussed by Statement on Auditing Standards No. 61, as amended, modified or supplemented from time to time;

•	reviewing the performance of the independent registered public accounting firm;

•	reviewing, and discussing with management and the independent registered public accounting firm, prior to filing or release, our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q,

including the annual audited financial statements and quarterly unaudited financial statements, respectively, contained in those reports;

•	reviewing on a periodic basis, the unaudited quarterly operating results in our quarterly earnings release;

•	reviewing with management and our tax advisors the status of tax returns, including open years and potential disputes, along with the adequacy of tax reserves included in our consolidated financial statements;

•	establishing procedures for receiving, retaining and treating complaints received by us regarding accounting, internal accounting controls or auditing matters and procedures for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters;

•	reviewing any related party transactions;

•	reviewing, in conjunction with counsel, any legal or regulatory matters that could have a significant impact on our financial statements; and

•	reviewing and evaluating the committee’s performance.

Our board of directors has determined that Dr. Lieberman is an “audit committee financial expert” as defined by applicable SEC rules. Our audit committee met seven times in fiscal year 2010.

Compensation Committee

Our compensation committee consists of Dr. Pereira, the chair of the committee, Dr. Lorber, Dr. Sanders and Mr. Casey. The committee’s responsibilities include:

•	reviewing and recommending for approval by our board of directors, on an annual basis, the compensation of our chief executive officer and our other executive officers;

•	reviewing and making recommendations to our board of directors with respect to director compensation;

•	reviewing and making recommendations to our board of directors with respect to incentive-compensation and equity-based plans that are subject to approval by our board of directors;

•	preparing reports on executive compensation, including a Compensation Discussion and Analysis; and

•	periodically reviewing and evaluating the committee’s own performance.

Our compensation committee met six times in fiscal year 2010. The processes and procedures followed by our compensation committee in considering and determining executive and director compensation are described below under the headings “— Executive and Director Compensation Processes”.

Nominating and Governance Committee

Our nominating and governance committee consists of Dr. Sanders, the chair of the committee, Dr. Lieberman, Mr. Casey and Dr. Ginsberg. The committee’s responsibilities include:

•	recommending to our board of directors the nominees for election as directors at any meeting of stockholders and the persons to be elected by our board of directors to fill any vacancies thereon;

•	from time to time establishing criteria for the selection of new directors to serve on our board of directors;

•	developing and recommending to our board of directors a set of corporate governance guidelines applicable to us and, from time to time, as it deems appropriate, reviewing and reassessing the adequacy of such corporate governance guidelines and recommending any proposed changes to our board of directors for its consideration;

•	overseeing the self-evaluation of our board of directors to determine whether it and its committees are functioning effectively, determining the nature of the evaluation, supervising the conduct of the evaluation and preparing an assessment of our board of directors’ performance to be discussed with it;

•	overseeing a review by our board of directors on succession planning; and

•	periodically reviewing and evaluating the committee’s own performance.

Our nominating and governance committee met three times in fiscal year 2010. The processes and procedures followed by our nominating and governance committee in identifying and evaluating director candidates are described below under the heading “— Director Nomination Process”.

Executive and Director Compensation Processes

The compensation committee has implemented an annual performance review for our executive officers under which annual performance for each executive is measured at the end of each calendar year. Individual goals focus on contributions that facilitate the achievement of corporate goals, such as the achievement of specific research, clinical, regulatory, and operational milestones. During the fourth calendar quarter of each year, we evaluate individual and corporate performance against the goals for the most recently completed fiscal year. Our chief executive officer meets with the compensation committee and makes initial compensation recommendations with respect to the executives who report to him. These recommendations contemplate each executive officer’s job performance, strengths and weaknesses, and advancement potential. Based on this input, the compensation committee makes its own assessment and recommends to our board of directors for approval of annual salary increases, stock option and restricted stock unit awards and bonuses, if any. With respect to our chief executive officer’s compensation, the compensation committee makes a recommendation to our board of directors based on the same factors used to evaluate other executive officers.

Our compensation committee also reviews and recommends for approval by our board of directors the compensation that is paid to our directors.

The compensation committee has the authority to retain compensation consultants and other outside advisors to assist in the evaluation of executive officer compensation.

Director Nomination Process

The process followed by the nominating and governance committee to identify and evaluate director candidates includes requests to the members of our board of directors and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the nominating and governance committee and our board of directors.

While we do not have a formal diversity policy for board membership, we look for potential candidates that help ensure that the board of directors has the benefit of a wide range of attributes, including cultural, gender, ethnic and age diversity and experience in industries beyond healthcare. We also look for financial oversight experience, financial community experience and a good reputation with the financial community; business management experience and the potential to succeed top management in the event board intervention is necessary on an unexpected basis; business contacts, business knowledge and influence that may be useful to our businesses; and knowledge about our industry and technologies.

Our board of directors does not currently prescribe any minimum qualifications for director candidates; however, the nominating and governance committee will take into account a potential candidate’s experience, areas of expertise and other factors relative to the overall composition of our board of directors.

Stockholders may recommend individuals to the nominating and governance committee for consideration as potential director candidates by submitting the names of the candidate(s), together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date such recommendation is made, to nominating and governance committee, attn:

corporate secretary, Biodel Inc., 100 Saw Mill Road, Danbury, Connecticut 06810. Assuming that appropriate biographical and background material has been provided on a timely basis, the nominating and governance committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others.

Communications with the Independent Directors

Our board of directors will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate. Our corporate secretary is primarily responsible for monitoring and responding to communications from stockholders and for providing copies to our chairman or lead director, board of directors or to the individual director so designated on a periodic basis, as he considers appropriate.

Unless any communication is marked confidential and is addressed to a particular board member, our corporate secretary, prior to forwarding any correspondence, will review such correspondence and, in his discretion, will not forward items if they are deemed to be of a commercial, irrelevant or frivolous nature or otherwise inappropriate for consideration by our board of directors.

Interested parties may send written communications to the attention of our corporate secretary at the following address: Biodel Inc., 100 Saw Mill Road, Danbury, Connecticut 06810.

Code of Business Conduct and Ethics

We have adopted a code of business conduct and ethics that applies to our officers, directors and employees. Our code of business conduct and ethics is available on our website at http://www.biodel.com. We intend to disclose any amendments to the code, or waivers to its requirements, on our website.

DIRECTOR COMPENSATION

Except as set forth below with regard to the fiscal year 2011 amendment to director compensation, we pay each of our non-employee directors $30,000 annually, or $60,000 annually in the case of our lead director and/or chairman. In addition, non-employee directors receive the following committee-related fees annually: (1) $7,500 for participating on the audit committee or $15,000 for chairing the committee; (2) $5,000 for participating on the compensation committee or $15,000 for chairing the committee; and (3) $2,500 for participating on the nominating and governance committee or $5,000 for chairing the committee.

For the fiscal year ending September 30, 2011, and in order to reduce cash compensation expenditures, our chairman and/or lead director will receive, in lieu of the standard director compensation, $40,000 in cash as compensation for serving as a director for the fiscal year ending September 30, 2011 and the remaining $20,000 in the form of restricted stock units. Additionally, each other independent director will receive $20,000 in cash as compensation for serving as a director for the fiscal year ending September 30, 2011 and the remaining $10,000 in the form of restricted stock units. The restricted stock units will vest in equal installments on each of December 31, 2010, March 31, 2011, June 30, 2011 and September 30, 2011. The number of restricted stock units was determined by dividing the amount the director’s cash compensation was reduced ($20,000 or $10,000, as the case may be) by the fair value of our closing stock price on October 2, 2010. The shares of common stock represented by the restricted stock units will be distributed on (and not before) September 30, 2011, absent an intervening Reorganization Event or Change in Control Event (each as defined in our 2010 Stock Incentive Plan, or the 2010 plan) that causes an earlier distribution.

Upon appointment, non-employee directors receive a one-time grant of an option to purchase 25,000 shares of common stock. These options vest pro rata over one year. Annually, non-employee directors receive an option to purchase 20,000 shares of common stock, which also vest pro rata over one year. The exercise price of these options is the fair market value on the date of grant. Each such option expires seven years after the date of grant under our 2010 plan and, if vested (and not otherwise expired), may be exercised for a period of thirty-six (36) months following a director’s departure from our board.

We reimburse our non-employee directors for reasonable expenses incurred in connection with attending board and committee meetings.

The following table sets forth information for the fiscal year ended September 30, 2010 with respect to the compensation of our directors, other than Dr. Steiner, our former President and Chief Executive Officer and our former Chief Scientific Officer and Dr. De Souza, our President and Chief Executive Officer. See “Executive Compensation — Summary Compensation Table” for information regarding the compensation of Dr. Steiner and Dr. De Souza for fiscal year 2010.

Fiscal Year 2010 Director Compensation Table

	Fees
	Earned or
	Paid in	Option	All Other
	Cash	Awards	Compensation		Total
Name	($)	($)(1)	($)		($)

Dr. Barry Ginsberg	39,000	43,817	22,808	(6)	105,625
David Kroin(2)	15,240	54,688	51,987	(7)	131,915
Dr. Ira W. Lieberman	54,000	43,817	—		97,817
Dr. Daniel Lorber	35,000	43,817	—		78,817
Dr. Brian J.G. Pereira	55,924	43,817	—		99,741
Dr. Charles Sanders(3)	61,500	43,817	—		105,317
Donald Casey	12,500	21,833	—		34,333
J. Arthur Urciuoli	870	4,417	—		5,287
Scott A. Weisman(4)	57,500 (5)	57,263	44,943	(7)	159,706

(1)	The amounts in the “Option Awards” column represent the grant date fair value of option awards granted in fiscal year 2010, in accordance with ASC Topic 718, or ASC 718, formerly Statement of Financial Accounting Standards No. 123(R). For the assumptions relating to these valuations, see Note 2 to our 2010 audited financial statements, which are included in the annual report that accompanies this Proxy Statement. The following table shows the aggregate number of stock options held by each of our non-employee directors as of September 30, 2010.

Aggregate Number of
Shares Subject to
Name	Stock Options

Dr. Barry Ginsberg	65,000
Dr. Ira W. Lieberman	106,833
Dr. Daniel Lorber	117,198
Dr. Brian J.G. Pereira	67,877
Dr. Charles Sanders	116,143
Donald Casey	25,000
J. Arthur Urciuoli	25,000

(2)	Mr. Kroin resigned from our board of directors effective June 2, 2010.

(3)	Dr. Sanders is currently taking a leave of absence from our board of directors due to medical reasons. Effective November 21, 2010, Dr. Sanders’ compensation for his service on our board of directors was suspended pending his return to active status.

(4)	Mr. Weisman resigned from our board of directors effective August 3, 2010.

(5)	The cash compensation paid to Mr. Weisman includes the regular cash compensation he would have received had he remained on our board of directors through September 30, 2010 based on our policies in effect as of the date of Mr. Weisman’s resignation.

(6)	Consists of fees paid for consulting services performed by Dr. Ginsberg pursuant to a professional services agreement with us dated February 20, 2009. There is currently no outstanding work being performed under, or fees payable in connection with, this agreement.

(7)	Effective September 14, 2010 and in connection with the director’s resignation from our board of directors, all option awards granted to the director were amended such that any portion of an award that would otherwise be unvested as of the date of resignation became immediately vested and exercisable. Additionally, the amounts reflect an amendment to certain option awards previously granted to our non-employee directors, which was effective on September 14, 2010. Pursuant to the amendment, if any portion of an option award is vested and exercisable when a director ceases to be employed as a member of our board of directors, that portion will remain exercisable until the first to occur of the following (and then immediately expire): (a) the date that is thirty-six (36) months following the director’s discontinuation of service or (b) the expiration of such award by its terms. Prior to the amendment, certain option awards granted to our directors would have remained exercisable for a period of three (3) months following the director’s discontinuation of service, while other awards would have been exercisable for a period of thirty-six (36) months.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This compensation discussion describes the material elements of compensation awarded to, earned by or paid to each of our named executive officers in our fiscal year ended September 30, 2010. The discussion primarily focuses on the information for fiscal year 2010, but we also describe compensation actions taken after the last completed fiscal year to the extent it enhances the understanding of our executive compensation disclosure.

Our “named executive officers” for fiscal year 2010 are Dr. Errol De Souza, our president and chief executive officer, Dr. Solomon S. Steiner, our former president and chief executive officer and our former chief scientific officer, Gerard J. Michel, our chief financial officer, vice president of corporate development and treasurer, Dr. Alan Krasner, our chief medical officer, Erik Steiner, our vice president, operations and Paul Bavier, our general counsel and secretary.

The compensation committee of our board of directors oversees our executive compensation program. On an annual basis the compensation committee reviews compensation decisions relating to our named executive officers and makes recommendations to our board of directors for approval. Our compensation committee consists of Dr. Pereira, the chair of the committee, Dr. Lorber, Dr. Sanders and Mr. Casey. The compensation committee reviewed and recommended that our board of directors approve matters relating to the compensation of our executive officers, relying in part on their substantial business experience.

Executive Compensation Objectives and Guidelines

The primary objectives of our executive compensation program are to:

•	align executives’ incentives with the creation of stockholder value;

•	ensure executive compensation is aligned with our corporate strategies and business objectives;

•	motivate and reward executives whose knowledge, skills and performance are critical to our business; and

•	attract and retain superior executive talent.

Our compensation committee believes that we will meet our compensation objectives by targeting generally the base salaries, annual cash bonuses and equity-based incentive awards of our named executive officers toward the median of compensation paid by companies that compete with us for executive talent. The committee also believes that a significant portion of our executive compensation should be in the form of performance-based cash bonuses and equity awards in order to align the interests of executives with those of our stockholders. We intend that total compensation at risk will rise as an executive’s level of responsibility increases in order to reflect the executive’s ability to influence overall company performance. We have not established specific percentile targets for the compensation of our executive officers relative to our peer companies and variations from the median may occur as dictated by the experience level of the individual and market factors. Also, we may consider certain perquisites that are common and appropriate for similarly-situated executives of public companies, but as a general matter we intend to avoid the payment of excessive, unusual, or unnecessary perquisites to executives. All of our equity awards are subject to time-based vesting to help us retain our executive talent over the medium and longer term.

Executive Compensation Review

On an annual basis our compensation committee evaluates the compensation paid to our named executive officers in view of the objectives of our executive compensation program. The compensation committee focuses primarily on setting compensation at levels the committee believes are competitive with those of other similar companies in our industry and measuring our success in achieving previously established performance goals.

Our compensation committee has engaged an independent consulting firm, Frederic W. Cook & Company, Inc., from time to time to inform the committee’s assessment of our compensation practices. In the fourth quarter of fiscal year 2007, Frederic W. Cook surveyed compensation data for a peer group of development stage, publicly traded, biotechnology companies of similar size and market value to us, and recommended appropriate cash compensation, long-term incentives and total compensation for our senior executives. The data included publicly available proxy data as well as data from the Radford Biotechnology Survey. Based on this review, the following fourteen companies were included in the peer group: Alexza Pharmaceuticals, Inc., Allos Therapeutics, Inc., Anesiva, Inc., Discovery Laboratories, Inc., GTx, Inc., Halozyme Therapeutics, Inc., Keryx Biopharmaceuticals, Inc., La Jolla Pharmaceutical Company, MannKind Corporation, Poniard Pharmaceuticals, Inc., Repros Therapeutics Inc., Savient Pharmaceuticals, Inc., Somaxon Pharmaceuticals, Inc. and Vanda Pharmaceuticals Inc. The compensation committee has not engaged Frederic W. Cook to formally update its 2007 report, primarily due to cost considerations, but the committee continues to consult with Frederic W. Cook on various compensation matters as they arise. In fiscal year 2010, Frederic W. Cook assisted the compensation committee in its evaluation of the compensation offered to Dr. De Souza as our incoming chief executive officer. In preparation for our year-end performance review in December 2010, the compensation committee consulted with Frederic W. Cook prior to granting equity awards to our named executive officers that were designed to retain executive talent while preserving cash in light of setbacks we experienced in advancing our lead product candidate, Linjetatm.

Components of our Executive Compensation Program; Performance Goals

The primary elements of our executive compensation program are:

•	base salary;

•	discretionary annual cash bonuses;

•	equity awards, primarily stock option awards and restricted stock units, or RSUs;

•	benefits and other compensation; and

•	severance and change of control benefits.

Of these elements, cash bonuses and equity awards are directly tied to the achievement of annual performance goals, although equity awards, due to the time-vesting requirements, also serve an important incentive and retention function. Generally, during the early part of each fiscal year, our compensation committee reviews and approves company performance goals against which the performance of our chief executive officer and our other named executive officers will be evaluated at the end of the fiscal year. In the same manner, the committee typically reviews and approves individual performance goals for each of our named executive officers other than our chief executive officer. For these executive officers, company and individual performance goals are weighted equally in the compensation committee’s year-end evaluation. This is the primary means by which we aim to align the interests of executives with those of our stockholders.

Annual performance goals are intended to be challenging, yet attainable, and are selected because the compensation committee believes that they are metrics that will directly drive stockholder value. Once established, the goals are generally not changed, but the compensation committee will consider other achievements outside the corporate goals when recommending year-end cash bonuses and equity awards, particularly when it is determined that the goals have been superseded by intervening events. As described below, it has been our practice to establish bonus target amounts for each of our named executive officers as a percentage of the individual’s base salary.

Other than as described above, we do not have any formal or informal policy or target for allocating compensation between long-term and short-term compensation, between cash and non-cash compensation or among the different forms of non-cash compensation. Instead, our compensation committee, after assessing the market for executive talent generally, determines what it believes to be the appropriate level and mix of the various compensation components.

Recent Considerations

Performance Goals.  Consistent with our historical practice, our board of directors, in December 2009, approved the 2010 corporate performance goals recommended by our compensation committee. However, the adoption of individual performance goals was postponed pending final resolution of the possible hiring of Dr. Steiner’s successor as our chief executive officer. Our board of directors also determined in December 2009 that, due to the importance of our development program for Linjetatm, the compensation committee’s evaluation of company performance scheduled for December 2010 should include an assessment of the U.S. Food & Drug Administration, or FDA’s, response to our new drug application, or NDA, for Linjetatm, which we anticipated receiving in October 2010, or the first month of our 2011 fiscal year. Subsequent to the completion of fiscal year 2011, we will measure our performance against our goals for the full fiscal year, but we will not again consider the FDA’s complete response letter to our NDA for Linjetatm that we received in October 2010.

In June 2010, following the succession of Dr. De Souza as our chief executive officer, our compensation committee considered individual performance goals for our other named executive officers. The committee determined that each executive officer’s individual performance goals for 2010 would be the same as our corporate goals and would cover the same period. The committee based its decision, which was subsequently ratified by our board of directors, on the unusual degree to which progress against our corporate goals would likely impact our overall success. The committee also expressed an interest in simplifying compensation matters in light of recent adjustments to our corporate strategy that resulted from our transitioning to a new chief executive officer.

The combined 2010 corporate and individual performance goals were established as follows:

		% of Goal
Goal	Weighting	Achieved

Progress toward Linjetatm new drug application approval and optimization of commercial potential	50%	15%
Partnership; commercial readiness without a corporate partner; product pipeline	30%	15%
Implementation of a financing strategy to insure a strong cash balance	20%	10%

In determining the percentage achievement of our combined 2010 corporate and individual performance goals, the compensation committee considered the complete response letter we received from the FDA regarding our NDA for Linjetatm, our progress in identifying potential improved formulations of Linjetatm and in advancing formulations of our earlier stage product candidates, and our completion of a financing in August 2010.

Base Salary.  Our compensation committee reviews base salaries at least annually. The committee may recommend adjustments to base salaries from time to time to realign them with market levels after taking into account individual responsibilities, performance and experience. We use base salary to recognize the experience, skills, knowledge and responsibilities required of all our employees, including our executive officers. Historically, our compensation committee has established base salaries for our named executive officers by considering the survey data of compensation in the peer group, as well as a variety of other factors, including the seniority of the individual, the level of the individual’s responsibility, the ability to replace the individual, the base salary of the individual at his or her prior employment, if applicable, and the number of well qualified candidates to assume the individual’s role. Generally, we believe that our executive officers’ base salaries should be targeted near the median of the range of salaries for executives in similar positions at comparable companies.

For fiscal year 2010, our compensation committee recommended that only modest increases be made to the base salaries of our executive officers in light of the challenging economic climate. For fiscal year 2011, our compensation committee was primarily concerned with preserving the company’s cash position when it determined that base salaries paid to our named executive officers would not be increased from the salaries paid in fiscal year 2010. The following table sets forth the annual base salaries of our named executive officers for fiscal year 2010 and fiscal year 2011.

Name	2010 Annual Salary		2011 Annual Salary

Dr. Errol De Souza	$450,000		$450,000	**
Dr. Solomon S. Steiner	$400,000	*	—
Gerard J. Michel	$317,067		317,067
Dr. Alan Krasner	$311,953		311,953
Paul S. Bavier	$209,673		209,673
Erik Steiner	$204,559		204,559

*	Effective March 26, 2010. Prior to that date, Dr. Steiner’s base salary was $383,459.

**	Amount excludes a one-time, $50,000, reduction in base salary for fiscal year 2011 through deferral into restricted stock units of initially equivalent value, as described immediately below and under the heading “Agreements with Dr. Steiner and Dr. De Souza.”

Also for the fiscal year ending September 30, 2011, and in order to reduce cash compensation expenditures, Dr. De Souza will reduce his base salary from $37,500 per month to $33,333.33 per month, for total reduction of $50,000. We will treat the reduced portion of Dr. De Souza’s base salary as deferred into the number of restricted stock units determined by dividing $50,000 by $5.08, or the fair market value of our common stock on October 1, 2010. The restricted stock units will vest in equal installments on each of December 31, 2010, March 31, 2011, June 30, 2011 and September 30, 2011. The shares of common stock represented by the restricted stock units will be distributed on (and not before) September 30, 2011, absent an intervening reorganization event or change in control event that causes an earlier distribution.

Discretionary Annual Cash Bonuses.  Our compensation committee recommends to our board of directors discretionary annual cash bonuses for our executive officers. The bonuses are intended to compensate executive officers for achieving corporate and individual performance goals. The individual goals set for our executive officers usually vary depending on the individual, but relate generally to business goals with important strategic impact, such as the successful completion of a clinical trial or raising additional capital.

The established target bonus for our chief executive officer and our former chief executive officer is 50% of base salary, and the established target bonus for our other named executive officers is 35% of base salary. In the event of exceptional performance, actual bonuses could exceed the established target percentages. We pay our discretionary annual bonuses in cash, typically in a single installment in the quarter following the end of our fiscal year. In fiscal year 2009, the bonus pool for named executive officers was 40% of the bonus pool that would have resulted if 100% of the corporate goals had been achieved and each executive officer received 100% of his or her target bonus. In December 2010, because of the complete response letter we received from the FDA regarding our new drug application for Linjetatm, as described above under the heading “Performance Goals,” and because of the importance of limiting cash compensation expenditures in fiscal year 2011, we did not pay any cash bonuses to our named executive officers. The following table sets forth the 2009 and 2010 annual bonuses paid to our named executive officers.

Name	2009 Annual Bonuses	2010 Annual Bonuses

Dr. Errol De Souza	—	—
Dr. Solomon S. Steiner	$48,000	—
Gerard J. Michel	$64,000	—
Dr. Alan Krasner	$70,000	—
Paul Bavier	$49,500	—
Erik Steiner	$29,000	—

Equity Awards.  Our equity award program is the primary vehicle for offering long-term incentives to our executive officers. Equity awards are comprised of stock options and RSUs. Our compensation committee reviews all components of a named executive officer’s compensation when determining annual equity awards to ensure that the executive officer’s total compensation conforms to our overall philosophy and objectives. We do not have any equity ownership guidelines for our executive officers. From year to year, we determine the size of equity grant awards to the named executive officers based on the factors set forth below.

Stock options are provided to ensure that management only realize a portion of their compensation to the extent that stockholder value is created. We view stock options as inherently performance-based, as our executive officers are rewarded only if our stock price increases. RSUs are provided to align management’s interests with those of our stockholders and provide retention irrespective of stock price changes. RSUs are regarded as a lower risk award, since they will always have value upon vesting; whereas vested stock options will have value only to the extent that the market price for the company’s stock is higher than the exercise price of the option, which equals at least the fair market value on the grant date. Given the different risk/reward characteristics of the two types of awards, our compensation committee believes that the grant to executive officers of equity awards comprising a greater proportion of stock options relative to RSUs is consistent with its philosophy that employees in positions that have the most direct impact on corporate performance should bear the highest risk, and have the highest potential reward, associated with corporate performance. Prior to December 2009, we granted stock options exclusively.

In determining the size of equity grants to our named executive officers, our compensation committee considers comparative share ownership of executives in our compensation peer group, our performance, the applicable executive officer’s performance, the amount of equity previously awarded to the executive officer, the vesting of such awards, and other components of executive officer compensation, including salary and bonus. The committee also considers Radford survey data and the recommendations of management and Frederic W. Cook, if applicable.

We typically make an initial equity award of stock options to new executive officers and annual equity grants as part of our overall compensation program. All grants of equity awards to our named executive officers are recommended by our compensation committee and approved by our board of directors. In December 2010, we awarded equity awards to our named executive officers in the following amounts:

	Number of Shares
Name	Underlying Option Grant	RSU Grants

Dr. Errol De Souza	180,000	90,000
Dr. Solomon S. Steiner	—	—
Gerard J. Michel	90,000	45,000
Dr. Alan Krasner	90,000	45,000
Paul S. Bavier	70,000	35,000
Erik Steiner	25,000	15,000

In recommending 2010 equity grant awards to our named executive officers, the compensation committee primarily considered the importance of retaining our executive talent while preserving our cash position in light setbacks we experienced in our efforts to commercialize Linjetatm. Consistent with the focus on the retention aspects of these equity awards, and in recognition of the importance of achieving near-term milestones, the vesting of the 2010 equity awards differs from our historical practice. Rather than our more typical four-year, 25% per year, vesting schedule, the 2010 awards will be 50% vested on the first anniversary of the date of grant, and 75% and 100% vested on the second and third anniversaries of the date of grant, respectively. We feel that this modified vesting schedule appropriately balances our shorter and longer term retention needs as we rapidly execute a revised corporate strategy relating to Linjetatm.

Benefits and Other Compensation

We maintain broad-based benefits that are provided to all employees, including health and dental insurance, life and disability insurance, a 401(k) plan, and an employee stock purchase plan. Executive officers are generally eligible to participate in all of our employee benefit plans, in each case on the same basis as other employees. We do not at this time have a 401(k) matching program.

We may from time to time award a cash signing bonus when an executive officer first joins us. Whether a signing bonus is paid and the amount of the bonus will be determined on a case-by-case basis under the specific hiring circumstances. For example, we may consider paying signing bonuses to compensate for amounts forfeited by an executive upon terminating prior employment, to assist with relocation expenses or to create additional incentives for an executive to join our company in a position where there is high market demand. We did not pay any cash signing bonuses in fiscal year 2010 to any of our named executive officers.

In fiscal years 2009 and 2010 we reimbursed Dr. Krasner for $18,462 and $8,223, respectively, of his documented commuting expenses, including payments for temporary living quarters closer to our facilities. In fiscal year 2010 we reimbursed Dr. De Souza for $8,177 of his documented commuting expenses, including payments for temporary living quarters closer to our facilities, as was agreed pursuant to his employment agreement. We have continued to reimburse Dr. Krasner and Dr. De Souza for these expenses in fiscal year 2011. Also in fiscal year 2010, we reimbursed Dr. De Souza and Dr. Steiner for $12,011 and $23,397, respectively, in legal expenses incurred in connection with the negotiation of their respective employment agreements.

Severance and Change of Control Benefits

Pursuant to the terms of our agreements with our named executive officers, as well as the stock option agreements that we enter into upon the grant of options and the restricted stock unit agreements we enter into upon the grant of RSUs, our executive officers are entitled to certain benefits in the event of the termination of their employment under specified circumstances, including termination following a change of control of our company. We have provided more detailed information about these benefits, along with estimates of their value under various circumstances, under the caption “Potential Payments Upon Termination or Change of Control”, below. We believe that providing these benefits helps us compete for executive talent.

In the case of our named executive officers, our employment agreements, change of control agreements and restricted stock unit agreements with them provide for full payment of change of control benefits upon the occurrence of a “double trigger”. In other words, the change of control does not itself trigger benefits; rather, benefits are paid only if the executive’s employment is terminated during a specified period after the change of control. We believe that a “double trigger” benefit helps maximize stockholder value because it prevents an unintended windfall to executive officers in the event of a friendly change of control, while still providing appropriate incentives to cooperate in negotiating any change of control in which they believe they may lose their jobs.

Under our severance agreements and stock option agreements with our executive officers, all unvested options immediately vest upon termination of employment or a change of control, respectively.

Risk Considerations in our Compensation Program.

We have reviewed and evaluated the standards on which our compensation plans have been developed and implemented across our company. It is our belief that our compensation programs do not encourage inappropriate actions by our executive officers. Specifically, we believe that our compensation policies and practices avoid:

•	a compensation mix overly weighted toward annual bonus awards;

•	an excessive focus on stock option awards that would cause behavior to drive short-term stock price gains in lieu of long-term value creation; and

•	unreasonable financial goals or thresholds that would encourage efforts to generate near-term revenue with an adverse impact on long-term success.

We believe that our current business process and planning cycle fosters behaviors and controls that would mitigate the potential for adverse risk caused by the action of our executives. These behaviors and controls can be summarized as follows:

•	Our annual review of corporate and individual objectives of the executive officers aligns these goals with our annual operating and strategic plans and do not encourage unnecessary or excessive risk taking.

•	Incentive awards are based on a review of a variety of indicators, including both financial performance and strategic achievements, reducing the potential to concentrate on one indicator as the basis of an annual incentive award.

•	The mixes between fixed and variable and cash and equity compensation are designed to encourage strategies and actions that are in our long-term best interests.

•	The discretionary authority of our compensation committee and our board of directors allows us to adjust annual bonus funding and payments and reduces business risk associated with our cash bonus program.

•	Stock option awards vest over a period of time. As a result of the longer time horizon to receive the value of a stock option award, the prospect of short-term or risky behavior is mitigated.

As a result, we do not believe that any risks arising from our employee compensation policies and practices are reasonably likely to have a material adverse effect on us. In addition, we do not believe that the mix and design of the components of our executive compensation program encourage management to assume excessive risks.

Tax Considerations

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction for compensation in excess of $1.0 million paid to our chief executive officer and our three other most highly paid executive officers, other than the chief financial officer. Qualifying performance-based compensation is not subject to the deduction limitation if specified requirements are met. We periodically review the potential consequences of Section 162(m) and we generally intend to structure the performance-based portion of our executive compensation, where feasible, to comply with exemptions in Section 162(m) so that the compensation remains tax deductible to us. However, our compensation committee may, in its judgment, authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent.

Summary Compensation Table

				Stock	Option	All Other
	Fiscal	Salary(1)	Bonus(2)	Awards	Awards	Compensation
Name and Principal Position	Year	($)	($)	(3)($)	(4)($)	($)		Total ($)

Errol B. De Souza	2010	230,192	—	—	1,603,000	20,188	(6)	1,853,380
President and Chief Executive Officer
Solomon S. Steiner	2010	390,184	—	—	229,000	82,197	(7)	701,381
Former President and Chief	2009	375,000	48,000		61,500	34,614		519,114
Executive Officer and Former Chief Scientific Officer(5)	2008	358,654	—	—	2,380,650	14,423		2,753,727
Gerard J. Michel	2010	315,595	—	183,280	81,148	9,451	(8)	589,474
Chief Financial Officer, Vice	2009	310,000	64,000	—	49,200	2,930		426,130
President of Corporate Development and Treasurer	2008	269,064	30,000	—	1,157,500	—		1,456,564
Alan Krasner	2010	310,505	—	203,030	82,241	8,223	(9)	603,999
Chief Medical Officer	2009	305,000	70,000	—	49,200	18,462		442,662
	2008	106,359	20,000	—	776,000	8,605		910,964
Paul S. Bavier	2010	208,700	—	165,110	44,284	605	(10)	418,699
General Counsel and Corporate	2009	198,417	49,500		30,750	—		278,667
Secretary	2008	164,471	30,000	—	465,750	—		660,221
Erik Steiner	2010	203,610	—	19,750	46,947	3,147	(11)	273,454
Vice President Operations	2009	200,000	29,000	—	24,600	6,923		260,523
	2008	191,667	25,000	—	603,000	—		819,667

(1)	The amounts in the “Salary” column reflect the base salary earned and recorded during fiscal year 2010, fiscal year 2009 and fiscal year 2008, respectively.

(2)	The amounts in the “Bonus” column reflect the actual amounts awarded to each named executive officer as annual discretionary cash bonuses. The bonuses, if any, were paid in the month of December following the fiscal year for which the bonus was awarded.

(3)	The amounts in the “Stock Awards” column represent the grant date fair value of restricted stock units granted in fiscal year 2010, in accordance with ASC 718. For the assumptions relating to valuations of equity awards, see Note 2 to our 2010 audited financial statements, which are included in the annual report that accompanies this Proxy Statement.

(4)	The amounts in the “Option Awards” column represent the grant date fair value of option awards granted in the respective fiscal years, in accordance with ASC 718. For the assumptions relating to these valuations, see Note 2 to our 2010 audited financial statements, which are included in the annual report that accompanies this Proxy Statement.

(5)	Dr. Steiner served as our president and chief executive officer until March 2010 and then as our chief scientific officer until December 2010, when he retired.

(6)	Reflects reimbursement of commuting and temporary living expenses and legal expenses in the amounts of $8,177 and $12,011, respectively.

(7)	Reflects reimbursement of legal expenses in the amount of $23,397 as well as payment for accrued but unused vacation time.

(8)	Reflects payment for accrued but unused vacation time.

(9)	Reflects reimbursement of commuting and temporary living expenses.

(10)	Reflects payment for accrued but unused vacation time.

(11)	Reflects payment for accrued but unused vacation time.

Grants of Plan-Based Awards in Fiscal Year 2010

The following table sets forth information with respect to each grant of a plan-based award made to our named executive officers during the fiscal year ended September 30, 2010.

Fiscal Year 2010 Grants of Plan-Based Awards

				Market All
		All Other		Other Stock
		Option Awards:	Exercise or	Awards:	Grant Date
		Number of Securities	Exercise or	Number of	Fair Value of
		Underlying	Base Price of	Shares of	Stock and
	Grant	Options	Option Awards	Stocks or	Option
Name	Date	(1)(#)	($/Sh)(2)	Units) (#)	Awards(3)

Errol B. De Souza	04/01/2010	700,000	4.27	—	$1,603,000
Solomon S. Steiner	12/15/2009	100,000	3.71	—	$229,000
Gerard J. Michel	12/15/2009	35,436	3.71	—	$81,148
	12/15/2009	—	—	46,400	$183,280
Alan Krasner	12/15/2009	35,913	3.71	—	$82,241
	12/15/2009	—	—	51,400	$203,020
Paul S. Bavier	12/15/2009	19,338	3.71	—	$44,284
	12/15/2009	—	—	41,800	$165,110
Erik Steiner	12/15/2009	20,501	3.71	—	$46,947
	12/15/2009	—	—	5,000	$19,750

(1)	These awards, other than the awards to Dr. De Souza, were approved and effective on the grant dates pursuant to the terms of our 2004 Stock Incentive Plan that was in effect at the time of grant. Dr. De Souza’s award was approved and effective on the grant date pursuant to the terms of the 2010 plan.

(2)	The prices reported in this column represent the closing price of our Common Stock on the date our board of directors granted the stock options. As of such dates, our stock plans provided that we use as the exercise price the closing price of our common stock on the NASDAQ Global Market on the most recent trading day preceding the grant date.

(3)	Amounts represent the total grant date fair value of stock options granted in fiscal year 2010 under ASC 718. The assumptions used by us with respect to the valuation of options are set forth in Note 2 to our 2010 audited financial statements, which are included in the annual report that accompanies this Proxy Statement. As of September 30, 2010 and 2009, the weighted average exercise price of all outstanding options to purchase shares of common stock under all existing stock incentive plans was $11.81 and $9.68, respectively, and the weighted average remaining term was six years in each instance.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding outstanding equity awards held as of September 30, 2010 by our named executive officers.

Outstanding Equity Awards at Fiscal Year-End 2010

	Option Awards					Stock Awards
						Number of
	Number of	Number of				Shares or
	Securities	Securities				Units of
	Underlying	Underlying				Stock that		Market Value of
	Unexercised	Unexercised		Option	Option	Have not		Shares or Units of
	Options	Options		Exercise	Expiration	Vested		Stock that Have not
Name	Exercisable (#)	Unexercisable (#)		Price ($)	Date	(#)		Vested ($)

Errol B. De Souza	—	700,000	(1)	4.27	03/31/20
Solomon S. Steiner	53,138	—	(2)	1.41	12/22/12
	53,138	—	(2)	5.65	12/14/13
	39,853	13,285	(3)	12.63	12/18/14
	26,250	8,750	(4)	18.16	06/05/15
	100,000	100,000	(5)	17.92	12/03/15
	12,500	37,500	(6)	2.29	12/12/16
	—	100,000	(7)	3.71	12/14/17
Gerard J. Michel	62,500	62,500	(8)	16.78	11/20/15
	10,000	30,000	(6)	2.29	12/12/16
	—	35,436	(7)	3.71	12/14/17
	—	—		—	—	46,400	(9)	$245,920
Alan Krasner	50,000	50,000	(10)	15.62	05/26/16
	10,000	30,000	(6)	2.29	12/12/16
	—	35,913	(8)	3.71	12/14/17
	—	—		—	—	51,400	(9)	$272,420
Paul S. Bavier	17,500	17,500	(11)	15.85	10/11/15
	7,500	7,500	(5)	17.92	12/03/15
	6,250	18,750	(6)	2.29	12/12/16
	—	19,338	(7)	3.71	12/14/17
	—	—		—	—	41,800	(9)	$221,540
Erik Steiner	14,170	—	(2)	5.65	12/14/13
	15,941	5,314	(3)	12.63	12/18/14
	18,790	6,250	(4)	18.16	06/05/15
	30,000	30,000	(5)	17.92	12/03/15
	5,000	15,000	(6)	2.29	12/12/16
	—	20,501	(7)	3.71	12/14/17
	—	—		—	—	5,000	(9)	$26,500

(1)	This option vests over four years. One quarter will vest on April 1, 2011 and the remainder will vest in approximately equal monthly installments thereafter over the succeeding three years.

(2)	These options fully vested as of September 30, 2010.

(3)	This option vests in four equal annual installments. The first three installments vested on December 19, 2007, 2008 and 2009. The fourth installment vested on December 19, 2010, after the completion of our fiscal year 2010. In the case of Dr. Steiner, he retired on December 14, 2010 and the fourth installment of unvested options vested in accordance with the terms of his employment agreement.

(4)	This option vests in four equal annual installments. The first three installments vested on June 6, 2008, 2009 and 2010. The next installment will vest on June 6, 2011. In the case of Dr. Steiner, he retired on December 14, 2010 and the fourth installment of his unvested options vested in accordance with the terms of his employment agreement.

(5)	This option vests in four equal annual installments. The first two installments vested on December 4, 2008 and 2009. The next installment vested on December 4, 2010, after the completion of our fiscal year. 2010. The fourth installment will vest on December 4, 2011. In the case of Dr. Steiner, he retired on December 14, 2010 and the fourth installment of unvested options vested in accordance with the terms of his employment agreement.

(6)	This option vests in four equal annual installments. The first installment vested on December 12, 2009. The second installment vested on December 12, 2010, after the completion of our fiscal year 2010. The next two installments will become vested on December 12, 2011 and 2012. In the case of Dr. Steiner, he retired on December 14, 2010 and the final two installments of unvested options vested in accordance with the terms of his employment agreement.

(7)	This option vests in four equal annual installments. The first installment vested on December 15, 2010, after the completion of our fiscal year 2010. The next three installments will become vested on December 15, 2011, 2012 and 2013. In the case of Dr. Steiner, who retired on December 14, 2010, certain of these options vested in accordance with the terms of his employment agreement.

(8)	This option vests in four equal annual installments. The first two installments vested on November 21, 2008 and 2009, respectively. The third installment vested on November 21, 2010, after the completion of our fiscal year 2010. The final installment will become exercisable on November 21, 2011.

(9)	These restricted stock units vest in four equal annual installments. The first installment vested on December 15, 2010, after the completion of our fiscal year 2010. The next three installments will become vested on December 15, 2011, 2012 and 2013.

(10)	This option vests in four equal annual installments. The first two installments vested on May 26, 2009 and 2010, respectively. The next two installments will vest on May 26, 2011 and 2012.

(11)	This option vests in four equal annual installments. The first installment vested on October 11, 2009. The second installment vested on October 11, 2010, after the completion of our fiscal year 2010. The next two installments will vest on October 11, 2011 and 2012.

Option Exercises and Stock Vested

In fiscal year 2010, none of our named executive officers exercised any options to purchase shares of our common stock.

Potential Payments Upon Termination and Change of Control

Dr. De Souza, Dr. Steiner, Mr. Michel, Dr. Krasner, Mr. Bavier and Mr. Steiner are each entitled to receive termination benefits that are not available to our employees generally. These benefits are provided pursuant to employment agreements, in the cases of Dr. Steiner and Dr. De Souza, and change of control and severance agreements in the cases of Dr. Krasner and Messrs. Michel, Bavier and Steiner. In addition, our equity plans provide for certain acceleration of unvested equity awards upon our change of control.

Agreements with Dr. Steiner and Dr. De Souza

Dr. De Souza Employment Agreement

In connection with his appointment, Dr. De Souza signed an employment agreement, dated March 26, 2010 (the “De Souza Employment Agreement”), setting forth the terms of his employment. The De Souza Employment Agreement provides for an initial term of employment for the period from March 29, 2010 to March 28, 2014 and it continues for successive one-year terms unless the agreement is terminated by either party on 120 days prior written notice in accordance with the terms of the agreement. The De Souza Employment Agreement provides for an annual salary of $450,000 and eligibility for a target bonus of 50% of the annual salary, which bonus may be increased in the sole judgment of our compensation committee. In addition, Dr. De Souza was granted options to purchase 700,000 shares of our common stock pursuant to the 2010 plan. We will pay Dr. De Souza’s reasonable and documented temporary housing and related expenses of up to $5,000 per month for a period of up to 18 months following the date of the De Souza Employment Agreement. Dr. De Souza’s base salary for fiscal year 2011 was reduced to $400,000 on October 1, 2010, and in connection with that, he received a grant of 9,843 restricted stock units.

We may terminate the De Souza Employment Agreement with or without cause. Dr. De Souza will not be entitled to severance benefits if we terminate his employment for cause, as defined in the De Souza Employment Agreement, or if he terminates his employment without good reason. If we terminate Dr. De Souza’s employment without cause, or he terminates his employment with the Company for good reason, he is entitled to:

•	two times his then current base salary, plus two times his target annual bonus for the fiscal year in which he is terminated, plus the pro rata amount of his target annual bonus for the fiscal year in which he is terminated;

•	COBRA benefits until the earlier of the end of the 24th month after the date his employment with us ends or the date his COBRA coverage expires;

•	24 months of acceleration of his outstanding equity compensation awards; and

•	full vesting of his outstanding equity compensation awards, if we terminate his employment without cause, or he terminates his employment with us for good reason within 12 months following a change in control, as defined in the De Souza Employment Agreement.

For the first three years of the De Souza Employment Agreement, if any payments to Dr. De Souza by us would be considered “excess parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, or the Code, subject to the excise tax imposed by Section 4999 of the Code, he will be paid an amount necessary to place him in the same after-tax position as he would have been in had no excise tax been imposed.

Pursuant to the terms of the De Souza Employment Agreement, if we terminate Dr. De Souza’s employment without cause, or he terminates his employment with us for good reason, he agrees not to compete with us for 24 months following the termination of his employment with us. If we terminate his employment for cause or if he terminates his employment without good reason, he agrees not to compete with us for 12 months.

In order to receive the severance benefits described above, Dr. De Souza must deliver a general release of claims to us.

Dr. Steiner Employment Agreement

In connection with his change in position in March 2010, Dr. Steiner signed a new employment agreement, dated March 26, 2010 (the “Steiner Employment Agreement”), setting forth the terms of his employment. The Steiner Employment Agreement provides for at-will employment, meaning that we or Dr. Steiner can terminate his employment at any time, for any or no reason, subject to the terms of the Steiner Employment Agreement. The Steiner Employment Agreement provides for an annual salary of $400,000 and eligibility for a target bonus of up to 50% of the annual salary, which bonus may be increased in the sole judgment of our compensation committee.

For the first three years of the Steiner Employment Agreement, if any payments to Dr. Steiner by us would be considered “excess parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, or the Code, subject to the excise tax imposed by Section 4999 of the Code, he will be paid an amount necessary to place him in the same after-tax position as he would have been in had no excise tax been imposed.

Severance Arrangement with Dr. Steiner

On December 14, 2010, Dr. Solomon Steiner retired from his position as our chief scientific officer and from all of his management responsibilities with us. On the same date, we and Dr. Steiner executed a general release agreement. Dr. Steiner is entitled to receive the severance benefits set forth in the Steiner Employment Agreement that were conditioned upon his signing the release. These benefits include:

•	two times his then current base salary, plus two times his target annual bonus for the fiscal year in which he is terminated, plus the pro rata amount of his target annual bonus for the fiscal year in which his employment terminates;

•	COBRA benefits until the earlier of the end of the 24th month after the date his employment with us ends or the date his COBRA coverage expires;

•	24 months of acceleration of his outstanding equity compensation awards; and

•	full vesting of his outstanding equity compensation awards, if we terminate his employment without cause, or he resigns within 12 months following a change in control, as defined in the Steiner Employment Agreement.

In addition, Dr. Steiner has agreed not to compete with us for twenty-four (24) months.

Change of Control Agreement and Severance Agreement with Dr. Krasner and Messrs. Michel, Bavier and Steiner

Pursuant to our change of control agreement with Dr. Krasner and Messrs. Michel, Bavier and Steiner, each executive is entitled to the following upon termination of employment with us occurring within two years of a change of control, unless such termination is by the executive for other than good reason or by us for cause:

•	annual base salary earned through the termination date;

•	in the event the executive satisfied the performance criteria for an annual bonus prior to termination, a portion of the annual bonus based on the number of days worked during the year;

•	if the performance criteria were not fully satisfied, but our board of directors determines that criteria could have been satisfied had the executive remained employed for the full fiscal year, an amount equal to the average bonus paid to the executive over the last three fiscal years, portioned based on the number of days worked during the year, or the average annual bonus;

•	any accrued paid time-off;

•	annual base salary for a period of 18 months following the date of termination;

•	health insurance and, under certain circumstances, life, disability and other insurance benefits for a period of 18 months or until the executive qualifies for similar benefits from another employer;

•	150% of the average annual bonus (paid in addition to the bonus described immediately above);

•	acceleration of all outstanding options; and

•	extension of the exercisability of options.

Under the change of control agreement, if we terminate Dr. Krasner or Messrs. Michel, Bavier or Steiner for cause or if any of the executives terminates his employment with us without good reason, then the executive is not entitled to severance payments or other benefits.

In order to receive the above termination benefits that are not otherwise accrued as of the date of termination, the executive must release us from any and all claims. In addition, the executive must not solicit any of our employees during the period that he receives his annual base salary.

Pursuant to the terms of the change of control agreement, the term “change of control” is generally defined as the following:

•	the acquisition by any person or group of beneficial ownership of more than 50% of the outstanding shares of our common stock, or, if there are then outstanding any of our other voting securities, such acquisition of more than 50% of the combined voting power of our then outstanding voting securities entitled to vote generally in the election of directors, except for any of the following acquisitions of beneficial ownership of our common stock or our other voting securities: (i) by us or any employee benefit plan (or related trust) sponsored or maintained by us or any entity controlled by us; (ii) by Solomon S. Steiner; or (iii) by any person or entity during the lifetime Solomon S. Steiner if the shares acquired were beneficially owned by Solomon S. Steiner immediately prior to their acquisition and the acquisition is a transfer to a trust, partnership, corporation or other entity in which Solomon S. Steiner owns a majority of the beneficial interests;

•	we sell all or substantially all of our assets (or consummate any transaction having a similar effect) or we merge or consolidates with another entity or complete a reorganization unless the holders of our voting securities outstanding immediately prior to the transaction own immediately after the transaction in approximately the same proportions 50% or more of the combined voting power of the voting securities of the entity purchasing the assets or surviving the merger or consolidation or the voting securities of its parent company, or, in the case of a reorganization, 50% or more of the combined voting power of our voting securities; Notwithstanding the foregoing, any purchase or redemption of outstanding shares of our common stock or other voting securities by us resulting in an increase in the percentage of outstanding shares or other voting securities beneficially owned by any person or group shall be deemed to constitute a reorganization; however, no increase in the percentage of outstanding shares or other voting securities beneficially owned by Solomon S. Steiner or any person or entities referred to in (a)(i) or (iii) above resulting from any redemption of shares or other voting securities by us shall result in a change of control;

•	we are liquidated; or

•	our board of directors (if we continue to own our business) or the board of directors or comparable governing body of any successor owner of our business (as a result of a transaction which is not itself a change of control) consists of a majority of directors or members who are not incumbent directors.

In addition, the following terms have the following meanings:

•	“cause” is generally defined to mean:

•	the executive’s refusal to carry out any material duties or any directions or instructions of our board of directors or senior management which are reasonably consistent with those duties;

•	failure to perform satisfactorily any duties or any directions or instructions of our board of directors or senior management for ten days following written notice of the same;

•	violation of a local, state or federal law involving the commission of a crime, other than minor traffic violations, or any other criminal act involving moral turpitude;

•	gross negligence, willful misconduct, or the breach by the executive of his duty to us involving self-dealing or personal profit;

•	current abuse by the executive of alcohol or controlled substances; deception, fraud, misrepresentation or dishonesty by the executive; or any incident materially compromising the executive’s reputation or ability to represent us with investors, customers or the public; or

•	any other material violation of any provision of the change of control agreement for ten days following written notice of the same.

•	“good reason” is generally defined to mean:

•	a failure to grant the executive’s salary, bonus, and right to participate in fringe benefit programs that are otherwise afforded under the change of control agreement, other than an isolated and inadvertent failure not taken in bad faith that we remedy promptly receiving written notice of the same;

•	a material diminution in the executive’s position, authority, duties or responsibilities;

•	our requiring the executive to be based at any office or location that is more than fifty miles from the location of the executive’s assigned worksite and the executive’s residence immediately prior to the change of control;

•	our failure to require any successor to our business (whether by purchase of assets, merger or consolidation) to assume our obligations under the change of control agreement; or

•	any other material violation of the change of control agreement by us.

Pursuant to our severance agreement with Dr. Krasner and Messrs. Michel, Bavier and Steiner, each is entitled to the following upon termination of employment with us, unless such termination is by the executive for other than good reason or by us for cause:

•	annual base salary earned through the termination date;

•	in the event the executive satisfied the performance criteria for an annual bonus prior to termination, a portion of the annual bonus based on the number of days worked during the year;

•	if the performance criteria were not fully satisfied, but our board of directors determines that criteria could have been satisfied had the executive remained employed for the full fiscal year, the average annual bonus;

•	any accrued paid time-off;

•	annual base salary for a period of 18 months following the date of termination;

•	health insurance and, under certain circumstances, life, disability and other insurance benefits for a period of 18 months or until the executive qualifies for similar benefits from another employer;

•	150% of the average annual bonus (paid in addition to the bonus described immediately above);

•	acceleration of all outstanding options; and

•	extension of the exercisability of options.

The definitions of “good reason” and “cause” are generally the same under the executive’s severance agreement as under his change of control agreement.

Under the agreement, if we terminate the executive for cause or the executive terminates his employment with us without good reason, the executive is entitled to severance payments or other benefits. In the event the severance agreement entitles the executive to identical benefits under his change of control agreements, we will not duplicate coverage and each executive will be only be entitled to such compensation payments and other benefits as available under one of the agreements.

In order to receive the above termination benefits that are not otherwise accrued as of the date of termination, Dr. Krasner and Messrs. Michel, Bavier and Steiner must release us from any and all claims. In addition, none of the executives may solicit any of our employees during the period that he receiving his annual base salary.

Equity Plans

Each of our named executive officers holds outstanding unvested stock options that are subject to acceleration upon a change of control (i.e., a “single trigger”). These outstanding awards were granted pursuant to the terms of our 2004 Stock Incentive Plan or the 2010 plan in effect at the time of grant.

Estimated Payments

The table below sets forth the estimated payments to each of Dr. De Souza, Dr. Steiner, Mr. Michel, Dr. Krasner, Mr. Bavier and Mr. Steiner upon the termination or change of control events described immediately above. The estimated payments are based on the assumption that the termination event occurred on September 30, 2010, the last day of the most recently completed fiscal year, and the stock price of our common stock was $5.30, the price of our common stock on September 30, 2010. The estimates below are based on these assumptions, as required by the rules of the SEC, while the actual amounts to be paid to each executive officer will be determinable only upon the actual termination event. In addition, the amounts set forth in the table below do not include any other payments that are available to our employees generally on a non-discriminatory basis.

Estimated Payments Upon a Change of Control

	Estimated Total	Estimated Total
	Value of Cash	Value of
	Payment	Benefits	Estimated Total
	(Salary,	Coverage	Value of Equity	Total Change of
Named Executive Officer	Bonus)	Continuation(1)	Acceleration(2)	Control Benefits

Errol B. De Souza	$2,559,661(3)	$50,941	$721,000	$3,331,602
Solomon S. Steiner	$2,022,541(3)	$50,941	$516,207	$2,589,689
Gerard J. Michel	$525,601	$38,206	$238,223	$802,030
Alan Krasner	$512,930	$38,206	$245,607	$796,743
Paul S. Bavier	$354,260	$38,206	$161,382	$553,848
Erik Steiner	$333,839	$13,279	$99,422	$446,540

Estimated Severance Payments

	Estimated Total	Estimated Total
	Value of Cash	Value of
	Payment	Benefits	Estimated Total	Total
	(Salary,	Coverage	Value of Equity	Termination
Named Executive Officer	Bonus)	Continuation(1)	Acceleration(2)	Benefits

Errol B. De Souza	$1,575,000	$50,941	$450,625	$2,076,566
Solomon S. Steiner	$1,400,000	$50,941	$399,082	$1,850,023
Gerard J. Michel	$525,601	$38,206	$238,223	$802,030
Alan Krasner	$512,930	$38,206	$245,607	$796,743
Paul S. Bavier	$354,260	$38,206	$161,382	$553,848
Erik Steiner	$333,839	$13,279	$99,422	$446,540

(1)	Consists of medical insurance coverage. The value is based upon the type of insurance coverage we carried for each named executive officer as of September 30, 2010 and is valued at the premiums in effect on September 30, 2010.

(2)	Assumes the exercise and sale of all in-the-money outstanding options held by each named executive officer on September 30, 2010, on which the closing price of our common stock on the Nasdaq Global Market was $5.30.

(3)	Includes potential gross-up payments pursuant to the executive officers’ employment agreement.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of our board of directors or our compensation committee. None of the members of our compensation committee has ever been our employee.

Compensation Committee Report

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with our management. Based on this review and discussion, the compensation committee recommended to our board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

By the compensation committee of the board of directors of Biodel Inc.

Respectfully submitted,

Dr. Pereira (Chair)
Dr. Lorber
Mr. Casey

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Registration Rights

We have granted registration rights, subject to certain limitations and restrictions, to Great Point Partners I, L.P. who was a holder of 5% or more of our voting securities during fiscal year 2010, to Scott A Weisman, who was a director during fiscal year 2010, and to Solomon Steiner, who was an executive officer and director during fiscal year 2010.

Institute for Clinical Research and Development

Dr. Andreas Pfützner served as our chief medical officer in Europe until December 2008. During the fiscal year ended September 30, 2008, we paid Dr. Pfützner $386,000 in connection with his services in this capacity. Dr. Pfützner continues to perform consulting services for us from time to time, and during the fiscal years ended September 30, 2009 and 2010, we paid Dr. Pfützner $150,000 and $50,000 respectively, in consulting fees. During the fiscal years ended September 30, 2008, 2009 and 2010, we paid approximately $2,710,000, $1,419,000 and $867,000 respectively, in clinical related costs to the Institute for Clinical Research and Development in Mainz, Germany, where Dr. Pfützner serves as its managing director. Dr. Pfützner is majority owner of the institute together with his spouse. In July 2007, Steiner Ventures, LLC loaned Dr. Pfützner approximately $200,000. As of September 30, 2010, the remaining balance on the loan was approximately $89,000. Our director and former chief scientific officer, Dr. Solomon Steiner, is the sole managing member of Steiner Ventures, LLC. Dr. Steiner and his spouse jointly own 54% of Steiner Ventures, LLC, with the balance split equally among their four adult children, including Erik Steiner. Erik Steiner is our vice president, operations.

Director Compensation

Please see “Director Compensation” for a discussion of options granted and other compensation to our non-employee directors.

Executive Compensation

Please see “Executive Compensation” for additional information on compensation of our executive officers. Information regarding (1) employment agreements with Dr. Steiner and Dr. De Souza, and (2) a severance agreement and a change of control agreement with Dr. Krasner and Messrs. Michel, Bavier and Steiner is set forth under “Executive Compensation — Potential Payments Upon Termination and Change of Control.”

POLICIES AND PROCEDURES FOR RELATED PERSON TRANSACTIONS

Our board of directors has adopted written policies and procedures for the review of any transaction, arrangement or relationship in which we are a participant, the amount involved exceeds $120,000, and one of our executive officers, directors, director nominees or 5% stockholders (or their immediate family members), each of whom we refer to as a “related person,” has a direct or indirect material interest.

If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related person transaction,” the related person must report the proposed related person transaction to our general counsel. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by our audit committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the audit committee will review, and, in its discretion, may ratify the related person transaction. The policy also permits the chairman of the audit committee to review and, if deemed appropriate, approve proposed related person transactions that arise between audit committee meetings, subject to ratification by the audit committee at its next meeting. Any related person transactions that are ongoing in nature will be reviewed annually.

A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the audit committee after full disclosure of the related person’s interest in the transaction. As appropriate for the circumstances, the audit committee will review and consider:

•	the related person’s interest in the related person transaction;

•	the approximate dollar value of the amount involved in the related person transaction;

•	the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

•	whether the transaction was undertaken in the ordinary course of our business;

•	whether the terms of the transaction are no less favorable to us than terms that could have been reached with an unrelated third party;

•	the purpose of, and the potential benefits to us of, the transaction; and

•	any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

The audit committee may approve or ratify the transaction only if the audit committee determines that, under all of the circumstances, the transaction is in, or not inconsistent with, our best interests. The audit committee may impose any conditions on the related person transaction that it deems appropriate.

In addition to the transactions that are excluded by the instructions to the SEC’s related person transaction disclosure rule, our board of directors has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of this policy:

•	interests arising solely from the related person’s position as an executive officer of another entity (whether or not the person is also a director of such entity), that is a participant in the transaction, where (a) the related person and all other related persons own in the aggregate less than a 10% equity interest in such entity, (b) the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction and (c) the amount involved in the transaction equals less than the greater of $200,000 or 5% of the annual gross revenues of the company receiving payment under the transaction; and

•	a transaction that is specifically contemplated by provisions of our charter or bylaws.

The policy provides that transactions involving compensation of executive officers shall be reviewed and approved by the compensation committee in the manner specified in its charter.

AUDIT COMMITTEE REPORT

The audit committee has reviewed our audited financial statements for the fiscal year ended September 30, 2010 and discussed them with our management and our registered public accounting firm.

The audit committee has also received from, and discussed with, our registered public accounting firm various communications that our registered public accounting firm is required to provide to the audit committee, including the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The audit committee has received the written disclosures and the letter from our registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the registered public accounting firm’s communications with the audit committee concerning independence, and has discussed with the registered public accounting firm the registered public accounting firm’s independence.

Based on the review and discussions referred to above, the audit committee recommended to our board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended September 30, 2010.

By the audit committee of the board of directors of Biodel Inc.

Respectfully submitted,

Dr. Lieberman (Chair)
Dr. Pereira
Mr. Urciuoli

Auditor Fees

The following table sets forth the aggregate fees for services billed to us by BDO USA, LLP, our independent registered public accounting firm, for each of the last two fiscal years:

Fee Category	2010	2009

Audit Fees(1)	$295,000	$240,300
Audit-related Fees	$—	$—
Tax Fees(2)	$109,127	$40,500
All Other fees	$—	$—

Total Fees	$404,127	$280,800

(1)	Audit fees consist of fees for the audit of our September 30, 2010 and 2009 financial statements; the audit of our internal controls over financial reporting as of September 30, 2010 and 2009; the review of the interim financial statements included in our quarterly reports on Form 10-Q; the review of our registration statement on Form S-3 filed on January 13, 2010 and a related prospectus supplement filed on August 26, 2010; the review of our registration statement on Form S-8 filed on August 17, 2010; and other professional services provided in connection with statutory and regulatory filings or engagements.

(2)	Tax fees consist of fees for tax compliance services, which relate to preparation of original and amended tax returns, claims for refunds and tax payment-planning services; and for preparation of our Application for Therapeutic Discover Project Grant (IRC Sec. 48D) in fiscal year 2010.

Pre-Approval Policies and Procedures

Our audit committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. This policy generally provides that we will not engage our independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the audit committee or the engagement is entered into pursuant to one of the pre-approval procedures described below.

From time to time, our audit committee may pre-approve specified types of services that are expected to be provided to us by our registered public accounting firm during the next 12 months. Any such pre-approval is detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount. During fiscal year 2010, no services were provided to us by any registered public accounting firm other than in accordance with the pre-approval policies and procedures described above.

AGENDA ITEM 2:

ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

The board of directors is providing stockholders with the opportunity to cast an advisory vote on the compensation of our named executive officers. This proposal, commonly known as a “Say on Pay” proposal, gives you, as a stockholder, the opportunity to endorse or not endorse our executive compensation programs and policies and the compensation paid to our named executive officers.

The Say on Pay vote is advisory, and, therefore, not binding on the compensation committee or board of directors. Although the vote is non-binding, the compensation committee and the board of directors will review the voting results, seek to determine the cause or causes of any significant negative voting, and take them into consideration when making future decisions regarding executive compensation programs.

We design our executive compensation programs to implement our core objectives of attracting and retaining superior executive talent, motivating and rewarding executives whose knowledge, skills and performance are critical to our business, ensuring executive compensation is aligned with our corporate strategies and business objectives; and aligning executives’ incentives with the creation of stockholder value. Stockholders are encouraged to read the Compensation Discussion and Analysis section of this Proxy Statement for a more detailed discussion of how our compensation programs reflect our core objectives.

The board of directors believes our executive compensation programs use appropriate structures and sound pay practices that are effective in achieving our core objectives. Accordingly, the board of directors recommends that you vote in favor of the following resolution:

“RESOLVED, that Biodel’s stockholders approve, on an advisory basis, the compensation of the Biodel’s named executive officers as disclosed pursuant to the Securities and Exchange Commission’s compensation disclosure rules, including the Compensation Discussion and Analysis and Executive Compensation sections of this Proxy Statement.”

Our board of directors unanimously recommends a vote FOR this proposal.

AGENDA ITEM 3:

ADVISORY VOTE ON FREQUENCY OF ADVISORY VOTE ON COMPENSATION
OF OUR NAMED EXECUTIVE OFFICERS

This proposal gives our stockholders the opportunity, through the following resolution, to advise our board of directors how often we should conduct an advisory Say on Pay vote on the compensation of our named executive officers:

“RESOLVED, that an advisory vote of the stockholders of Biodel Inc. to approve the compensation of named executive officers as disclosed pursuant to the Securities and Exchange Commission’s compensation disclosure rules, shall be held at an annual meeting of stockholders, beginning with the 2011 Annual Meeting of Stockholders, (i) every 3 years, (ii) every 2 years, or (iii) every year.”

The enclosed proxy card gives you four choices for voting on this item. You can choose whether the Say on Pay vote should be conducted every 3 years, every 2 years, or every year. You may also abstain.

We have strong executive compensation and governance practices, as described in more detail elsewhere in this Proxy Statement. The Board believes that providing our stockholders with an Advisory Vote on Executive Compensation every three years (a “triennial vote”) will encourage a long-term approach to evaluating our executive compensation policies and practices, consistent with the compensation committee’s long-term philosophy on executive compensation. In contrast, focusing on executive compensation over an annual or biennial period would focus on short-term results rather than long-term value creation, which is inconsistent with our compensation philosophy, and could be detrimental to the Company, its employees and its financial results.

Moreover, a short review cycle will not allow for a meaningful evaluation of our performance against our compensation practices, as any adjustment in pay practices would take time to implement and be reflected in our financial performance and in the price of our common stock.

Lastly, a triennial vote would allow us adequate time to compile meaningful input from stockholders on our pay practices and respond appropriately. This may be difficult to do on an annual or biennial basis, and both we and our stockholders would benefit from having more time for a thoughtful and constructive dialogue on why particular pay practices are appropriate for us.

For the above reasons, our board of directors recommends that you vote to hold an Advisory Vote on Executive Compensation every three years. Your vote, however, is not to approve or disapprove the board’s recommendation. When voting on this Agenda Item Three, you have four choices: you may elect that we hold an Advisory Vote on Executive Compensation every year, every two years or every three years, or you may abstain from voting. The number of years that receives the highest number of votes will be the frequency that stockholders approve. The opportunity to vote on Agenda Item Three is required pursuant to Section 14A of the Exchange Act. However, as an advisory vote, the vote on Agenda Item Three is not binding upon us, and the compensation committee and our board of directors may decide that it is in the best interests of our stockholders and our Company to hold an Advisory Vote on Executive Compensation more or less frequently than the option approved by our stockholders. However, the compensation committee and the board will consider the outcome of the vote when making future decisions on executive compensation.

Our board of directors unanimously recommends you vote to hold an advisory vote on executive compensation EVERY THREE YEARS.

AGENDA ITEM 4:

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our board of directors has selected BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2011. Although stockholder approval of our board of directors’ selection of BDO USA, LLP is not required by law, we believe that it is advisable to give stockholders an opportunity to ratify this selection. If our stockholders do not ratify this selection, then our board of directors will reconsider the selection. We expect that a representative of BDO USA, LLP, which served as our auditor for the year ended September 30, 2010, will be present at the Annual Meeting to respond to appropriate questions, and to make a statement if he or she wishes.

Our board of directors unanimously recommends a vote FOR the ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2011.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, officers and stockholders who beneficially own more than 10% of any class of our equity securities registered pursuant to Section 12 of the Exchange Act to file initial reports of ownership and reports of changes in ownership with respect to our equity securities with the SEC. All reporting persons are required by the SEC’s regulations to furnish us with copies of all reports that such reporting persons file with the SEC pursuant to Section 16(a). Each such reporting person has filed all of their respective reports pursuant to Section 16(a) on a timely basis.

STOCKHOLDER PROPOSALS FOR THE ANNUAL MEETING IN 2012

Any stockholder proposal pursuant to Rule 14a-8 of the rules promulgated under the Exchange Act, in order for such proposal to be included in the Proxy Statement for our annual meeting of stockholders in 2012, must be received by our corporate secretary at our principal office in Danbury, Connecticut, no later than September 30, 2011. The submission by a stockholder of a proposal for inclusion in the Proxy Statement is subject to regulation by the SEC.

If you wish to present a proposal or a proposed director candidate at the 2012 annual meeting of stockholders, but do not wish to have the proposal or director candidate considered for inclusion in the proxy statement and proxy card, you must also give written notice to us at the address noted below. We must receive this required notice not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the 2011 Annual Meeting. However, if the date of the 2012 Annual Meeting is advanced more than 30 days prior to or delayed by more than 30 days after first anniversary of the 2011 Annual Meeting, then we must receive the required notice no earlier than the close of business on the 120th day prior to the 2012 Annual Meeting and no later than the close of business on the later of (1) the 90th day prior to the 2012 Annual Meeting or (2) the 10th day following the date public announcement of the date of such annual meeting is first made.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement and annual report to stockholders may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you call or write us at the address or telephone number listed above. If you want to receive separate copies of our proxy statement or annual report to stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address and phone number.

OTHER MATTERS

Our board of directors is not aware of any other matters that are likely to be brought before the Annual Meeting. If other matters are properly brought before the Annual Meeting, including a proposal to adjourn the Annual Meeting to permit the solicitation of additional proxies in the event that one or more proposals have not been approved by a sufficient number of votes at the time of the Annual Meeting, the persons named in the enclosed proxy will vote on such matters in their own discretion.

GENERAL

The accompanying proxy is solicited by and on behalf of our board of directors, whose notice of Annual Meeting is attached to this Proxy Statement, and the entire cost of such solicitation will be borne by us.

In addition to the use of the mails, proxies may be solicited by personal interview, telephone and telegram by directors, officers and our other employees who will not be specially compensated for these services. We will also request that brokers, nominees, custodians and other fiduciaries forward soliciting materials to the beneficial owners of shares held of record by such brokers, nominees, custodians and other fiduciaries. We will reimburse such persons for their reasonable expenses in connection therewith.

Certain information contained in this Proxy Statement relating to the occupations and security holdings of our directors and officers is based upon information received from the individual directors and officers.

WE WILL FURNISH, WITHOUT CHARGE, A COPY OF OUR REPORT ON FORM 10-K FOR THE YEAR ENDED SEPTEMBER 30, 2010, INCLUDING FINANCIAL STATEMENTS AND SCHEDULE THERETO BUT NOT INCLUDING EXHIBITS, TO EACH OF OUR STOCKHOLDERS OF RECORD ON JANUARY 24, 2011, AND TO EACH BENEFICIAL STOCKHOLDER ON THAT DATE UPON WRITTEN REQUEST MADE TO CORPORATE SECRETARY, BIODEL INC., 100 SAW MILL DRIVE, DANBURY, CONNECTICUT 06810. A REASONABLE FEE WILL BE CHARGED FOR COPIES OF REQUESTED EXHIBITS.

PLEASE DATE, SIGN AND RETURN THE PROXY CARD AT YOUR EARLIEST CONVENIENCE IN THE ENCLOSED RETURN ENVELOPE. A PROMPT RETURN OF YOUR PROXY CARD WILL BE APPRECIATED AS IT WILL SAVE THE EXPENSE OF FURTHER MAILINGS.

By Order of the Board of Directors,

Paul S. Bavier
Secretary

Danbury, Connecticut
Dated: January 27, 2011

FOLD AND DETACH HERE AND READ THE REVERSE SIDE ANNUAL MEETING OF STOCKHOLDERS OF BIODEL INC. March 1, 2011 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD THE UNDERSIGNED APPOINTS ERROL DE SOUZA AND GERARD MICHEL AND EACH OF THEM, AS PROXIES OF THE UNDERSIGNED, WITH THE FULL POWER OF SUBSTITUTION, AND AUTHORIZES EACH OF THEM TO REPRESENT AND VOTE, AS DESIGNATED ON THE REVERSE HEREOF, ALL OF THE SHARES OF COMMON STOCK OF BIODEL INC., HELD OF RECORD BY THE UNDERSIGNED AT THE CLOSE OF BUSINESS ON JANUARY 24, 2011 AT THE ANNUAL MEETING OF STOCKHOLDERS OF BIODEL INC. TO BE HELD ON MARCH 1, 2011 OR AT ANY ADJOURNMENT THEREOF. The Board of Directors recommends a vote FOR each of the listed proposals and a vote for THREE YEARS for proposal 3. This Proxy, when properly executed, will be voted as specified above. THIS PROXY REVOKES ALL PRIOR PROXIES GIVEN BY THE UNDERSIGNED. THIS PROXY WILL BE VOTED AS DIRECTED OR IF NO SPECIFICATION IS MADE AND THIS PROXY IS RETURNED, THIS PROXY WILL BE VOTED IN FAVOR OF THE ELECTION OF THE NOMINEES LISTED ABOVE UNDER PROPOSAL 1 AND IN FAVOR OF PROPOSALS 2 AND 4, AND WILL BE VOTED “FOR” “3 YEARS” UNDER PROPOSAL 3. PLEASE SIGN, DATE AND MAIL THIS PROXY CARD TO THE COMPANY PROMPTLY.

‚ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ‚ Please mark your votes like this PROXY 1. To elect three Class I directors for a term of three years: 2. To cast an advisory vote on the Corporation’s executive compensation (“Say-on-Pay” vote): FOR AGAINST ABSTAIN ELECTION OF DIRECTORS FOR the nominees listed below WITHHOLD AUTHORITY to vote for the nominees listed below FOR ALL EXCEPT as indicated to the contrary below 3. To cast an advisory vote on the frequency for a stockholders’ advisory vote on the Corporation’s executive compensation (“Frequency” vote): 3 years 2 years 1 year ABSTAIN 4. To ratify the appointment of BDO USA, LLP as the independent registered public accounting firm for the fiscal year ending September 30, 2011. FOR AGAINST ABSTAIN Nominees: 01 Errol B. De Souza 02 Donald M. Casey 03 Barry Ginsberg INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below: EXCEPTIONS COMPANY ID: PROXY NUMBER ACCOUNT NUMBER Signature Signature Date 2011. Please sign exactly as the name appears on your stock certificate. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, corporation, please give full title as such. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in partnership name by an authorized person.